Exhibit 1

Westpac
Pillar 3 Report

September 2009

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 Report

3	Introduction

4	Risk appetite and risk types

5	Controlling and managing risk

7	Group structure

9	Capital overview

13	Credit risk management

19	Credit risk exposures

43	Credit risk mitigation

45	Counterparty credit risk

46	Securitisation

53	Market risk

57	Operational risk

59	Equity risk

61	Interest rate risk in the banking book

63	Liquidity risk

64	Appendices

73	Glossary

75	Disclosure regarding forward-looking statements

In this report:

•                References to ‘Westpac’, ‘The Westpac Group’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise;

•                References to ‘St.George Bank’ and ‘St.George’ mean St.George Bank Limited ABN 92 055 513 070 and its subsidiaries unless they clearly mean just St.George Bank Limited; and

•                References to information available on our website or any other website is solely for the convenience of the reader and none of the information contained or accessible through our website or any other website is incorporated by reference in this report.

Introduction

Westpac has been accredited by the Australian Prudential Regulation Authority (APRA) and the Reserve Bank of New Zealand (RBNZ) to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach (AMA) for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

St.George Bank(1)

St.George Bank has been accredited by APRA to apply the Standardised approach(2) to the measurement of its regulatory capital requirements for credit and operational risk. For the purposes of this report, St.George credit exposures are classified according to whether they arise from the lending (Standardised - St.George) or securitisation (Securitisation - St.George) businesses of St.George.  Credit exposures arising from St.George’s lending business are sub-classified according to Basel portfolio where appropriate. St.George’s market risk and equity risk regulatory capital are measured on the same basis as the rest of the Group and there is no requirement to hold regulatory capital for St.George’s Interest Rate Risk in the Banking Book.

Westpac aims to have St.George accredited to apply the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk during 2010.

The Structure of Westpac’s Pillar 3 Report as at 30 September 2009

This report describes the Group’s risk management practices and presents the prudential assessment of the Group’s risk exposures. Specifically, the sections are arranged as follows:

•	‘Risk Appetite and Risk Types’ defines the risks that Westpac manages;
•	‘Controlling and Managing Risk’ outlines the responsibilities of the Board of Directors of Westpac and executive risk management committees;
•	‘Group Structure’ explains the Level 2 regulatory consolidation of the Westpac Group to which all disclosures in subsequent chapters relate;
•	‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for The Westpac Group;
•	‘Credit Risk Management’ describes Westpac’s approach to managing credit risk;
•	‘Credit Risk Exposures’ tabulate Westpac’s credit risk exposures;
•	‘Counterparty Credit Risk’ describes Westpac’s exposure to credit risk arising from its management of derivatives;
•	‘Securitisation’ explains how Westpac participates in the securitisation market;
•	‘Market Risk’ describes Westpac’s approach to managing market risk;
•	‘Operational Risk’ describes Westpac’s operational risk management framework and the structure of the Group’s operational risk capital model;
•	‘Equity Risk’ describes Westpac’s equity positions(3);
•	‘Interest Rate Risk in the Banking Book’ describes Westpac’s approach to managing the structural interest rate risk incurred in its banking book; and
•	‘Liquidity Risk’ describes Westpac’s approach to managing liquidity risk.

A concordance between the quantitative disclosures in this report and the quantitative disclosures required by Attachment A of APS 330 is provided in Appendix I on page 64.

(1)        For the purposes of consolidated financial reporting, Westpac merged with St.George on 17 November 2008. Actual losses and impairment charges disclosed in this report incorporate St.George results from, and including, 18 November 2008.

(2)        The Standardised approach applies regulator-determined risk-weights to asset classes (credit risk) and business income (operational risk).

(3)        Westpac also takes equity risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac group and the risk is therefore not described in this report.

Risk Appetite and Risk Types

Westpac’s vision is to be the leading financial services organisation in Australia and New Zealand. Effective risk management is key to achieving this goal. Protecting Westpac from unacceptable loss or other damage and meeting compliance obligations are all critical elements of effective risk management.

Westpac’s appetite for risk is influenced by a range of factors, including whether a risk is considered consistent with its strategy (core risk) and whether an appropriate return can be achieved from taking that risk. Westpac has a lower appetite for risks that are not part of its core strategy. Westpac seeks to achieve an appropriate return on risk and prices its products accordingly.

Westpac’s risk appetite is set by the Board. The risk appetite cannot be defined by a single figure. It has many dimensions and is an amalgam of top-down requirements (including Westpac’s preferred debt rating and regulatory requirements) and bottom-up aggregates (such as risk concentrations and limits). Westpac uses a capital model as the basis of risk measurement, calibrated to its target debt rating.

Westpac distinguishes between different types of risk and takes an integrated approach toward managing them.

Overview of risk types

Key risks	•	Credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations.
•

Market risk - the risk to earnings from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities.

•

Operational risk - the risk that arises from inadequate or failed internal processes, people and systems, or from external events. This includes compliance risk - the risk of legal or regulatory sanction, financial or reputation loss arising from our failure to apply the regulatory standards expected of us as a financial services group.

	•	Liquidity risk - the risk of not being able to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses.

Other risks	•	Equity risk - the potential for financial loss arising from movements in the value of our direct and indirect equity investments.
	•	Insurance risk - the risk of not being able to meet insurance claims (related to insurance subsidiaries).
	•	Model risk - the risk of financial, reputational or operational losses arising because of inadequacies of a model.
•

Reputation risk - the risk to earnings or capital arising from negative public opinion resulting from the loss of reputation or public trust and standing. This risk encompasses social, ethical and environmental risks arising out of areas such as people management, climate change governance and supply chain management.

	•	Business risk - the risk associated with the vulnerability of a line of business to changes in the business environment.
	•	Contagion risk - the risk that problems arising in other Westpac Group members may compromise the financial and operating position of the authorised deposit-taking institutions in The Westpac Group.

Controlling and Managing Risk

Westpac approaches risk management by seeking to identify, assess and manage the risks that affect its business in accordance with a set of core risk management values.

The Board is responsible for reviewing and approving our overall risk management strategy, including determining our appetite for risk. The Board has delegated the responsibility for setting risk appetite, approving frameworks, policies and processes for managing risk, and determining whether to accept risks beyond management’s approval discretion, to the Board Risk Management Committee.

Risk management governance structure

Board	•	reviews and approves our overall risk management strategy, including our appetite for risk.

Board Risk Management Committee (BRMC)	•	sets risk appetite;
	•	approves frameworks and key policies for managing risk;
	•	monitors the risk profile, performance, capital levels, exposures against limits, and management and control of our risks;
	•	monitors changes anticipated in the economic and business environment and other factors relevant to our risk profile;
	•	oversees the development and ongoing review of appropriate policies that support our frameworks for managing risk;
	•	reviews any significant issues raised by internal audit, as well as the length of time and action taken to resolve such issues; and
	•	determines whether to accept risks beyond the approval discretion provided to management.

Board Committees with a Risk Focus	Board Audit Committee
	•	oversees the integrity of financial statements and financial reporting systems.

Board Sustainability Committee
	•	oversees environmental, social, governance and ethical performance and issues.

Board Technology Committee
	•	oversees the information technology strategy and implementation.

Board Remuneration Committee
	•	reviews any matters raised by BRMC with respect to risk-adjusted remuneration.

Controlling and Managing Risk continued

Risk management governance structure (continued)

Executive risk committees	Executive management forum focused on global economic and market-related events
	•	proactively tracks and responds to emerging trends;
	•	seeks and harnesses opportunities to re-enter capital markets and proactively addresses issues relating to balance sheet management and funding; and
	•	maintains intensity of effort on risk management in the current environment.

Westpac Group Risk-Reward Committee (GRRC)
	•	leads the risk optimisation agenda for the Group;
	•	recommends appropriate risk-reward positioning and integrates decisions on overall capital levels and earnings profile;
	•	initiates and oversees strategies to align our risk profile to Board-determined risk appetite and earnings volatility; and
	•	approves any changes to Westpac’s measures of risk-adjusted performance and monitors their use.

Westpac Group Credit Risk Committee (CREDCO)
	•	leads the optimisation of credit risk-reward across the Group;
	•	oversees the credit risk management framework and key policies;
	•	oversees our credit risk profile; and
	•	identifies emerging credit risks and appropriate actions.

Westpac Group Market Risk Committee (MARCO)
	•	leads the optimisation of market and liquidity risk-reward across the Group;
	•	oversees the market and liquidity risk management framework and key policies;
	•	oversees our market and liquidity risk profile; and
	•	identifies emerging market and liquidity risks and appropriate actions.

Westpac Group Operational Risk & Compliance Committee (OPCO)
	•	leads the optimisation of operational risk-reward across the Group;
	•	oversees the operational risk management framework and key supporting policies;
	•	oversees our operational risk profile; and
	•	identifies emerging operational risks and appropriate actions.

Divisional risk management	Group Risk
	•	develops the Group-level risk management frameworks for approval by the BRMC;
	•	directs the review and development of key policies supporting the risk management frameworks;
	•	establishes risk concentration limits and monitors risk concentrations; and
	•	monitors compliance, regulatory obligations and emerging risk issues.

Divisional risk management
	•	develops division-specific policies, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRMC.

Independent internal review	Group Assurance
	•	reviews the adequacy and effectiveness of management controls for risk.

Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy(1) by assessing financial strength at three levels:

•

Level 1, comprised of Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•	Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

•	Level 3, the conglomerate group at the widest level.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

St.George Bank Limited is an Authorised Deposit-taking Institution (ADI) and is subject to regulation by APRA in its own right. Westpac New Zealand Ltd (WNZL) is a registered bank incorporated in New Zealand and regulated by the RBNZ. St.George and WNZL, and their Level 2 consolidated subsidiaries, are included in the regulatory assessment of Westpac’s capital adequacy at Level 2(2). Except where otherwise noted, all disclosures in this report relate to the regulatory assessment of Westpac’s capital adequacy at Level 2.

Accounting consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Regulatory consolidation at Level 2

The regulatory basis of consolidation differs from the accounting consolidation and is guided by three principles.

Entities that are consolidated - Consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, as well as any other controlled banking, securities and other financial entities, except for those entities involved in the business activities stated below.

(1)          APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

(2)          For the purposes of the regulatory assessment of Westpac’s capital adequacy, St.George has been consolidated at Level 2 from, and including, 31 March 2009. From the date of accounting consolidation (close of business on 17 November 2008) until 31 March 2009, St.George was treated as a non- consolidated subsidiary for regulatory purposes.

Group Structure continued

Non-consolidated entities that are given a deduction treatment - Group entities are excluded from the Level 2 consolidation if they are involved in the following business activities:

•                  insurance business (including friendly societies and health funds);

•                  acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management; or

•                  non-financial (commercial) operations.

Equity investments held by the Level 2 consolidated group in these non-consolidated entities are deducted from capital.

Non-consolidated entities that are not deducted - For regulatory reporting purposes all assets, liabilities, revenues and expenses of special purpose vehicles (SPV) to which assets have been transferred in accordance with APS 120 Securitisation clean sale requirements are excluded from the regulatory consolidation at Level 2, regardless of whether the SPV or its assets are consolidated for accounting purposes.

A list of subsidiaries controlled by Westpac and the level at which they are consolidated for the purposes of calculating regulatory capital adequacy is provided in Appendix IV on page 70.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction. Capital for these purposes includes both contributed capital and non-distributed retained earnings. If the minimum capital is not retained in the jurisdiction, a portion of the interest costs incurred in the jurisdiction will not be tax deductible. Westpac seeks to maintain sufficient capital/retained earnings so as not to breach these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities(1). Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Capital adequacy regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to capital adequacy regulation in their own right. Major subsidiary banks(2) include St.George Bank Limited, which is subject to regulation by APRA, and Westpac New Zealand Limited, which is subject to regulation by the RBNZ. Westpac seeks to ensure that its subsidiary entities are adequately capitalised at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

(1)         For the purposes of APS 222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’.  Prudential limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

(2)         Other subsidiary banks include Westpac Bank of Tonga, Westpac Bank PNG Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

Capital Overview

Capital Structure

This table shows Westpac’s capital resources under APS 111 Capital Adequacy: Measurement of Capital. A summary of the main features of the capital instruments included in Tier 1 and Tier 2 capital is provided in Appendix III on page 66.

	30 September	31 March	30 September
$m	2009	2009	2008
Fundamental Tier 1 capital
Paid up ordinary capital	23,684	23,139	6,744
Treasury shares	(117)	(119)	(98)
Equity based remuneration	449	392	346
Foreign currency translation reserves	(171)	58	(57)
Minority interests	42	47	32
Retained earnings	11,197	11,287	10,733
Less retained earnings in life and general insurance, funds management and securitisation entities	(522)	(474)	(697)
Dividends provided for capital adequacy purposes	(1,765)	(1,630)	(1,364)
Estimated reinvestment under dividend reinvestment plan	582	440	372
Deferred fees	104	89	88
Total	33,483	33,229	16,099
Deductions from Tier 1 capital
Goodwill (excluding funds management entities)	(9,142)	(9,165)	(1,380)
Deferred tax assets	(1,388)	(1,135)	(199)
Goodwill in life and general insurance, funds management and securitisation entities	(1,291)	(1,311)	(1,144)
Capitalised expenditure	(578)	(547)	(259)
Capitalised software	(577)	(529)	(424)
Pension fund surpluses and deficits:
Recorded in accounts	387	845	475
Actual pension fund deficits	(387)	(845)	(473)
Tangible investments in non-consolidated subsidiaries	(856)	(1,083)	(545)
Regulatory expected loss(1)	(379)	(388)	(380)
General reserve for credit loss adjustment	—	—	(10)
Securitisation	(154)	(165)	(30)
Excess investments in non-subsidiary entities	(78)	(78)	(57)
Other Tier 1 deductions as advised by APRA	(84)	(36)	(37)
Total	(14,527)	(14,437)	(4,463)
Net Fundamental Tier 1 capital	18,956	18,792	11,636
Residual Tier 1 capital
Stapled preferred securities (SPS I)	1,024	1,022	1,021
Stapled preferred securities II (SPS II)	897	897	—
Trust preferred securities (2003 TPS)	1,137	1,132	1,137
Trust preferred securities (2004 TPS)	647	855	666
Trust preferred securities (2006 TPS)	755	753	755
Total	4,460	4,659	3,579
Tier 1 regulatory capital	23,416	23,451	15,215

Upper Tier 2 capital
Subordinated undated capital notes	443	568	486
Eligible general reserve for credit loss(2)	720	598	13
Revaluation reserve - available-for-sale securities	27	42	22
Total	1,190	1,208	521
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	7,988	8,848	6,477
Total	7,988	8,848	6,477
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(856)	(1,083)	(545)
Regulatory expected loss(1)	(379)	(388)	(380)
Securitisation	(154)	(165)	(30)
Excess investments in non-subsidiary entities	(78)	(78)	(57)
Total	(1,467)	(1,714)	(1,012)
Tier 2 regulatory capital	7,711	8,342	5,986
Regulatory capital base	31,127	31,793	21,201

(1)         An explanation of relationship between this deduction, regulatory expected loss and provisions for impairment charges is provided in Appendix II on page 65.

(2)         The portion of the general reserve for credit loss associated with securitisation exposures and exposures subject to the standardised risk measurement approach.

Capital Overview continued

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac details these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•	consideration of both economic (calibrated to Westpac’s ‘AA’ debt rating) and regulatory capital requirements;

•

a process which challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of the Quantitative Scenario Analysis (stress testing) framework that considers among others, the impact of adverse economic scenarios that threaten the achievement of planned outcomes;

•	consideration of the perspectives of external stakeholders such as regulators, rating agencies and equity investors; and

•	the development of a capital management strategy including target capital ratios, capital buffers and contingency plans which guides the development of specific capital plans.

Westpac’s capital adequacy ratios

	30 September	31 March	30 September
%	2009	2009	2008
The Westpac Group at Level 2
Tier 1	8.1	8.4	7.8
Total	10.8	11.4	10.8
The Westpac Group at Level 1
Tier 1	9.9	10.5	7.9
Total	12.4	13.4	11.4

Capital adequacy ratios of major subsidiary banks

	30 September	31 March	30 September
%	2009	2009	2008
Westpac New Zealand Limited
Tier 1	9.5	9.3	9.5
Total	12.3	12.1	12.3
St.George at Level 2(1)
Tier 1	7.8	7.5	NA
Total	11.0	11.2	NA
St.George at Level 1(1)
Tier 1	8.2	8.0	NA
Total	11.6	11.8	NA

Changes in regulatory parameters and classifications

As part of Westpac’s normal annual review cycle, risk estimates (Probability of Default (PD), Loss Given Default (LGD) and Exposure at Default (EAD)) for all portfolios were updated on 1 October 2008. The overall impact of these changes was minor, with the most significant being a move in the LGD assigned to credit cards, from an average of 66% to an average of 71%, and changes in the measurement of EAD.

The methodology used to calculate the EAD for off-balance sheet exposures was changed for program-managed portfolios on 1 October 2008. Previously, EADs associated with off-balance sheet exposures were calculated as a percentage of the drawn balance. The new methodology estimates EAD as a percentage of the available credit limit.

The Residential Mortgage portfolio was most affected by this change. Loans with a redraw option now have EAD calculated as the full amount of the available credit limit, which resulted in a doubling of the off-balance sheet exposures for these mortgages.

In the transaction-managed portfolios, a change was made to the calculation of EAD for repurchase agreements (repos), which resulted in a substantial reduction in EAD for Bank and Sovereign exposures.

The changes in EAD measurement for Bank, Sovereign and Residential Mortgages do not materially affect Regulatory Expected Loss or risk weighted assets (RWA).

For the calculation of St.George Standardised regulatory capital requirements, $3.9bn of EAD relating to residentially secured exposures was reclassified as property finance(2) following the application of Westpac’s portfolio categorisation framework. The change increased RWA by $1.2bn.

Between 31 March 2009 and 30 September 2009 no exposures have transferred from St.George to Westpac.

(1)          St.George’s capital adequacy ratios are measured using the Standardised approach.

(2)          St.George property finance is disclosed in the business lending category.

Capital Overview continued

Capital requirements

This table shows risk weighted assets and associated capital requirements(1) for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2009	IRB	Standardised		Total Risk	Total Capital
$m	Westpac	Westpac(2)	St.George(3)	Weighted Assets	Required
Credit risk
Corporate	52,358	—	8,323	60,681	4,855
Business lending	29,307	629	30,210	60,146	4,812
Sovereign	414	423	—	837	67
Bank	3,823	64	335	4,222	338
Residential mortgages	35,313	363	30,423	66,099	5,288
Australian credit cards	4,699	—	1,844	6,543	523
Other retail	4,395	1,692	3,980	10,067	805
Small business	3,356	—	NA	3,356	268
Specialised lending	28,256	174	NA	28,430	2,274
Securitisation	4,860	—	1,438	6,298	504
Total	166,781	3,345	76,553	246,679	19,734
Equity risk				1,331	107
Market risk				6,838	547
Operational risk				21,725	1,738
Interest rate risk in the banking book				9,624	770
Other assets(4)				2,542	203
Total				288,739	23,099

31 March 2009	IRB	Standardised		Total Risk	Total Capital
$m	Westpac	Westpac(2)	St.George(3)	Weighted Assets	Required
Credit risk
Corporate	53,651	—	11,811	65,462	5,237
Business lending	28,233	842	25,713	54,788	4,383
Sovereign	358	490	—	848	68
Bank	4,272	152	509	4,933	395
Residential mortgages	32,553	432	27,347	60,332	4,826
Australian credit cards	4,725	—	1,792	6,517	521
Other retail	4,601	2,026	3,894	10,521	842
Small business	3,508	—	NA	3,508	281
Specialised lending	29,778	225	NA	30,003	2,400
Securitisation	6,561	—	1,043	7,604	608
Total	168,240	4,167	72,109	244,516	19,561
Equity risk				1,045	84
Market risk				8,003	640
Operational risk				19,319	1,545
Interest rate risk in the banking book				2,538	203
Other assets(4)				4,608	369
Total				280,029	22,402

For this and all subsequent tables, the disclosure refers to The Westpac Group at Level 2, unless otherwise specified.

(1)	Capital requirements are expressed as 8% of total risk weighted assets.
(2)	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
(3)

With the exception of small business and specialised lending, which are included in the business lending asset class, St.George risk weighted assets are categorised based on their equivalent IRB categories.

(4)	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Capital Overview continued

30 September 2008	IRB	Standardised		Total Risk	Total Capital
$m	Westpac	Westpac(1)	St.George	Weighted Assets	Required
Credit risk
Corporate	48,482	—	NA	48,482	3,879
Business lending	29,067	706	NA	29,773	2,382
Sovereign	267	605	NA	872	70
Bank	5,825	74	NA	5,899	472
Residential mortgages	29,356	351	NA	29,707	2,376
Australian credit cards	4,200	—	NA	4,200	336
Other retail	4,459	2,386	NA	6,845	547
Small business	3,337	—	NA	3,337	267
Specialised lending	29,973	226	NA	30,199	2,416
Securitisation	7,684	—	NA	7,684	615
Total	162,650	4,348	NA	166,998	13,360
Equity risk				604	48
Market risk				6,559	525
Operational risk				13,641	1,091
Interest rate risk in the banking book				4,135	331
Other assets(2)				3,568	285
Total				195,505	15,640

(1)          Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

(2)          Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Credit Risk Management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations. Westpac maintains an extensive set of methodologies, policies, processes and controls to support the assessment and approval of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised credit officers approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for maximising risk-adjusted returns from their business credit portfolios, within the approved risk management framework and policies.

Credit risk management framework and policies

Westpac maintains credit risk management frameworks and policies that are designed to clearly define acceptable practices, roles and responsibilities, limits and treatment of exceptions.

At Group level the Credit Risk Management framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the risk rating system philosophy, design, maintenance and uses.

At the business unit level credit manuals embed the Group-level frameworks in the relevant line businesses. These manuals include general policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits (CALs) govern the extension of credit. CALs represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. Exposures are actively managed from a portfolio perspective and risk mitigation techniques are used to re-balance the portfolio.

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their PD. Each facility is assigned an LGD. The Westpac risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table on page 14) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with our own internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit officers with appropriate delegated approval authority. Credit officers are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the approving credit officers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume (retail) customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures in excess of $1 million are transaction-managed. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon expected PD; LGDs are then assigned for each segment based on a combination of recent past experience and management judgement.

The retail portfolio is divided into over 50 segments. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction and program-managed approaches, the assignment of CRGs, PDs and LGDs is reviewed at least annually.

Credit Risk Management continued

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating	Supervisory slotting grade for specialised lending(1)
A	AAA to AA–	Aaa to Aa3	Strong
B	A+ to A–	A1 to A3	Strong
C	BBB+ to BBB–	Baa1 to Baa3	Strong
D	BB+ to B+	Ba1 to B1	Good/satisfactory
Westpac Rating
E	Watchlist		Weak
F	Special mention		Weak
G	Substandard/default		Weak/default
H	Default		Default

Mapping of Basel categories to Westpac portfolios

APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its minimum capital requirement. Standardised and Securitised portfolios are subject to treatment under APS 112 Capital Adequacy: Standardised Approach to Credit Risk and APS 120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50m.

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50m or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (eg. Infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties.(2)

Sovereign		Sovereign	Applied to transaction-managed customers identified by ANZSIC code.

Bank		Bank	Applied to transaction-managed customers identified by ANZSIC code.

Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages, including business loans under $1 million fully secured by residential mortgages.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending, excluding business loans under $1 million fully secured by residential mortgages.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

(1)              Westpac maps its CRGs to five regulatory slotting categories for the purposes of the slotting approach for specialised lending exposures required under APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk.

(2)              Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

Credit Risk Management continued

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Pre-settlement Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

•                  Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

•                  Authorised credit officers evaluate the recommendations and approve the final customer risk grade and facility LGDs. Credit officers may override line business unit recommendations; and

•                  An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the retail portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described here.

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae(1).

Provisioning - Impairment provisions are reserves held by Westpac to cover credit losses that are incurred in the loan portfolio. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cash flows. Collective provisions are established on a portfolio basis taking into account the level of arrears, collateral, past loss experience and emergence periods. Transaction-managed portfolio provisions use the risk grading framework and suitable PD, LGD and EADs are assigned to each customer/facility as the basis for the calculation. Program-managed portfolios use estimated loss rates based on recent past experience as the primary basis of the calculation.

(1)

Westpac uses economic capital as the basis for risk-adjusted decision making across the Group. Westpac allows differences between economic and regulatory capital where such differences drive better medium-term to long-term business decisions.

Credit Risk Management continued

Risk-adjusted performance measurement - Business performance is measured using economic profit, which incorporates charges for economic credit capital as well as capital for other risk types.

Pricing - Westpac prices loans so as to produce an acceptable return on the economic capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher probability of default. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

•                  Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

•                  All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

•                  Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of CREDCO);

•                  Portfolio Risk Review undertake an annual end-to-end technical and operational review of the overall process; and

•                  CREDCO and BRMC monitor the risk profile, performance and management of Westpac’s credit portfolio and development and review of key credit risk policies.

Risk reporting

A comprehensive report on the Group’s credit risk portfolio is provided to CREDCO and the BRMC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Credit Risk Management continued

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2009	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended(2)
Corporate	87,968	52,358	798	529	591	268	655
Business lending	44,500	29,307	538	339	437	175	110
Sovereign	8,763	414	1	1	—	—	—
Bank	20,494	3,823	10	6	6	5	—
Residential mortgages	226,514	35,313	416	312	332	86	77
Australian credit cards	14,295	4,699	258	192	61	65	225
Other retail	4,780	4,395	168	131	55	35	131
Small business	8,845	3,356	122	87	54	25	68
Specialised lending	27,881	28,256	920	479	645	257	156
Securitisation - Westpac	18,750	4,860	NA	NA	29	13	—
Standardised - Westpac	5,328	3,345	NA	NA	307	162	102
Securitisation - St.George	1,673	1,438	NA	NA	—	—	—
Standardised - St.George	124,012	75,115	NA	NA	1,253	391	350
Total	593,803	246,679	3,231	2,076	3,770	1,482	1,874

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2009	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended(2)
Corporate	97,071	53,651	1,103	437	1,090	732	(2)
Business lending	45,539	28,233	452	301	203	90	29
Sovereign	5,705	358	1	1	—	—	—
Bank	22,400	4,272	10	5	7	5	—
Residential mortgages	207,052	32,553	423	309	318	85	22
Australian credit cards	14,145	4,725	264	200	67	64	108
Other retail	4,935	4,601	188	147	62	23	55
Small business	9,135	3,508	116	84	50	21	25
Specialised lending	30,547	29,778	774	463	380	114	14
Securitisation - Westpac	20,978	6,561	NA	NA	43	12	—
Standardised - Westpac	6,187	4,167	NA	NA	240	144	42
Securitisation - St.George	1,292	1,043	NA	NA	—	—	—
Standardised - St.George	117,370	71,066	NA	NA	839	308	62
Total	582,356	244,516	3,331	1,947	3,299	1,598	355

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2008	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	95,313	48,482	467	318	332	175	17
Business lending	45,243	29,067	368	267	181	70	52
Sovereign	11,963	267	—	—	—	—	—
Bank	38,194	5,825	10	6	6	5	—
Residential mortgages	183,376	29,356	354	281	193	49	21
Australian credit cards	15,353	4,200	228	164	60	65	185
Other retail	4,823	4,459	161	128	50	31	117
Small business	8,270	3,337	110	89	35	16	39
Specialised lending	30,798	29,973	555	451	148	37	7
Securitisation - Westpac	22,591	7,684	NA	NA	56	12	—
Standardised - Westpac	7,044	4,348	NA	NA	116	75	1
Securitisation - St.George	NA	NA	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA	NA	NA
Total	462,968	166,998	2,253	1,704	1,177	535	439

(1)	Includes regulatory expected losses for defaulted and non-defaulted exposures.
(2)	St.George losses are reported from, and including, 18 November 2008.

Credit Risk Management continued

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs). In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

•             the business prospects of the customer;

•             the realisable value of collateral;

•             Westpac’s position relative to other claimants;

•             the reliability of customer information; and

•             the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made. Collectively assessed provisions are established on a portfolio basis taking into account:

•             the level of arrears;

•             collateral;

•             past loss experience;

•             expected defaults based on portfolio trends; and

•             the expected economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence period. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

•             differences between the expected and actual economic environment;

•             interest rates and unemployment levels;

•             repayment behaviour; and

•             bankruptcy rates.

Regulatory classification of loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All provisions for impairment assessed on an individual basis in accordance with A-IFRS are classified as specific provisions. Collective provisions raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

Loan impairment provisions

30 September 2009	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,228	254	1,482	NA	1,482
for defaulted but not impaired loans	NA	147	147	NA	147
General Reserve for Credit Loss	NA	3,105	3,105	—	3,105
Total provisions for impairment charges	1,228	3,506	4,734	—	4,734

31 March 2009	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,416	182	1,598	NA	1,598
for defaulted but not impaired loans	NA	130	130	NA	130
General Reserve for Credit Loss	NA	2,755	2,755	—	2,755
Total provisions for impairment charges	1,416	3,067	4,483	—	4,483

30 September 2008	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	413	122	535	NA	535
for defaulted but not impaired loans	NA	61	61	NA	61
General Reserve for Credit Loss	NA	1,578	1,578	14	1,592
Total provisions for impairment charges	413	1,761	2,174	14	2,188

Credit Risk Exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2009	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	12 months ended(2)
Corporate	40,329	39,376	8,263	87,968	94,609
Business lending	35,672	8,828	—	44,500	45,120
Sovereign	4,174	3,667	922	8,763	7,950
Bank	7,525	2,969	10,000	20,494	34,490
Residential mortgages	197,307	29,207	—	226,514	206,545
Australian credit cards	7,533	6,762	—	14,295	14,444
Other retail	3,727	1,053	—	4,780	4,868
Small business	7,265	1,580	—	8,845	8,928
Specialised lending	24,120	3,761	—	27,881	29,770
Securitisation - Westpac	11,933	6,817	—	18,750	20,950
Standardised - Westpac	5,231	97	—	5,328	6,155
Securitisation - St.George	721	758	194	1,673	1,483
Standardised - St.George	119,662	3,890	460	124,012	120,836
Total	465,199	108,765	19,839	593,803	547,220

31 March 2009	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	6 months ended
Corporate	46,598	39,206	11,267	97,071	96,192
Business lending	35,978	9,561	—	45,539	45,391
Sovereign	1,564	2,710	1,431	5,705	8,834
Bank	7,706	3,710	10,984	22,400	30,297
Residential mortgages	179,744	27,308	—	207,052	195,214
Australian credit cards	7,476	6,669	—	14,145	14,749
Other retail	3,863	1,072	—	4,935	4,879
Small business	7,512	1,623	—	9,135	8,702
Specialised lending	25,366	5,181	—	30,547	30,672
Securitisation - Westpac	12,148	8,830	—	20,978	21,785
Standardised - Westpac	6,064	123	—	6,187	6,616
Securitisation - St.George	737	308	247	1,292	NA
Standardised - St.George	112,871	3,499	1,000	117,370	NA
Total	447,627	109,800	24,929	582,356	463,331

30 September 2008	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	6 months ended(3)
Corporate	42,934	39,171	13,208	95,313	93,948
Business lending	35,442	9,801	—	45,243	45,184
Sovereign	1,045	2,351	8,567	11,963	12,686
Bank	13,882	2,897	21,415	38,194	42,688
Residential mortgages	167,870	15,506	—	183,376	178,431
Australian credit cards	7,526	7,827	—	15,353	15,175
Other retail	3,802	1,021	—	4,823	4,867
Small business	7,377	893	—	8,270	8,186
Specialised lending	24,828	5,970	—	30,798	29,268
Securitisation - Westpac	12,499	10,092	—	22,591	19,981
Standardised - Westpac	6,939	105	—	7,044	7,004
Securitisation - St.George	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA
Total	324,144	95,634	43,190	462,968	457,418

(1)	EAD associated with the on balance sheet outstandings of each portfolio.
(2)

Average is based on exposures as at 30 September 2009, 30 June 2009, 31 March 2009, 31 December 2008 and 30 September 2008 for Westpac portfolios and exposures as at 30 September 2009, 30 June 2009, and 31 March 2009 for St.George portfolios.

(3)	Westpac achieved Advanced Basel II accreditation on 1 January 2008. Average is based on exposures as at 31 March 2008 and 30 September 2008.

Credit Risk Exposures continued

Exposure at Default by measurement method

30 September 2009	IRB	Standardised		Total Exposure
$m	Westpac	Westpac(1)	St.George(2)	at Default
Corporate	87,968	—	8,653	96,621
Business lending	44,500	622	30,550	75,672
Sovereign	8,763	423	4	9,190
Bank	20,494	64	1,551	22,109
Residential mortgages	226,514	974	76,697	304,185
Australian credit cards	14,295	—	1,844	16,139
Other retail	4,780	3,072	4,713	12,565
Small business	8,845	—	NA	8,845
Specialised lending	27,881	173	NA	28,054
Securitisation	18,750	—	1,673	20,423
Total	462,790	5,328	125,685	593,803

31 March 2009	IRB	Standardised		Total Exposure
$m	Westpac	Westpac(1)	St.George(2)	at Default
Corporate	97,071	—	12,801	109,872
Business lending	45,539	812	27,554	73,905
Sovereign	5,705	490	1	6,196
Bank	22,400	152	2,335	24,887
Residential mortgages	207,052	1,103	68,375	276,530
Australian credit cards	14,145	—	1,787	15,932
Other retail	4,935	3,412	4,517	12,864
Small business	9,135	—	NA	9,135
Specialised lending	30,547	218	NA	30,765
Securitisation	20,978	—	1,292	22,270
Total	457,507	6,187	118,662	582,356

30 September 2008	IRB	Standardised		Total Exposure
$m	Westpac	Westpac(1)	St.George	at Default
Corporate	95,313	—	NA	95,313
Business lending	45,243	679	NA	45,922
Sovereign	11,963	605	NA	12,568
Bank	38,194	74	NA	38,268
Residential mortgages	183,376	986	NA	184,362
Australian credit cards	15,353	—	NA	15,353
Other retail	4,823	4,482	NA	9,305
Small business	8,270	—	NA	8,270
Specialised lending	30,798	218	NA	31,016
Securitisation	22,591	—	NA	22,591
Total	455,924	7,044	NA	462,968

(1)	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
(2)

With the exception of small business and specialised lending, which are included in the business lending asset class, St.George risk weighted assets are categorised based on their equivalent IRB categories.

Credit Risk Exposures continued

Exposure at Default by industry classification

High level industry classifications are shown to protect against the identification of individual counterparties because the numbers of loans in some detailed classifications are small.

30 September 2009 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services(1)	Trade(2)	Transport & storage	Utilities(3)	Retail lending	Other	Total Exposure at Default
Corporate	665	1,916	2,691	15,296	321	16,937	2,828	11,764	3,547	5,595	9,780	7,717	8,393	—	518	87,968
Business lending	3,571	9,130	3,330	2,387	—	4,756	521	—	4,014	4,894	8,822	2,326	243	—	506	44,500
Sovereign	—	3	203	1,491	5,214	17	—	—	14	225	—	23	1,573	—	—	8,763
Bank	—	5	—	19,183	—	765	88	98	77	10	136	46	86	—	—	20,494
Residential mortgages	466	676	1,191	1,973	3	705	43	5,481	1,592	2,019	1,713	287	110	210,214	41	226,514
Australian credit cards	—	—	—	—	—	—	—	—	—	—	—	—	—	14,295	—	14,295
Other retail	—	—	—	—	—	—	—	—	—	—	—	—	—	4,780	—	4,780
Small business	194	1,139	1,097	239	3	644	69	513	1,560	489	1,023	1,140	64	—	671	8,845
Specialised lending	237	—	—	—	—	—	43	26,800	—	75	3	302	420	—	1	27,881
Securitisation - Westpac	—	—	—	17,183	—	628	—	152	229	110	26	—	16	—	406	18,750
Standardised - Westpac	143	23	40	84	423	87	6	158	19	27	239	48	26	4,005	—	5,328
Securitisation - St.George	—	—	—	1,606	—	—	—	—	31	—	36	—	—	—	—	1,673
Standardised - St.George	2,879	1,448	1,881	2,833	24	1,747	300	16,741	2,265	3,017	4,174	1,292	181	82,838	2,392	124,012
Total	8,155	14,340	10,433	62,275	5,988	26,286	3,898	61,707	13,348	16,461	25,952	13,181	11,112	316,132	4,535	593,803

(1)  Includes education, health & community services, cultural & recreational services and personal & other services.

(2)  Includes wholesale trade and retail trade.

(3)  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

31 March 2009 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services(1)	Trade(2)	Transport & storage	Utilities(3)	Retail lending	Other	Total Exposure at Default
Corporate	618	1,511	2,373	21,434	339	18,898	4,025	11,016	3,390	5,157	9,637	8,725	8,840	—	1,108	97,071
Business lending	3,614	8,923	3,550	2,464	—	4,967	561	379	3,869	4,983	9,073	2,259	241	—	656	45,539
Sovereign	—	3	4	1,656	2,810	27	—	—	14	400	29	25	682	—	55	5,705
Bank	—	5	2	20,647	—	985	102	74	84	1	328	54	118	—	—	22,400
Residential mortgages	439	693	1,111	1,716	2	680	36	5,323	1,347	1,983	1,608	273	103	191,455	283	207,052
Australian credit cards	—	—	—	—	—	—	—	—	—	—	—	—	—	14,145	—	14,145
Other retail	—	—	—	—	—	—	—	—	—	—	—	—	—	4,935	—	4,935
Small business	194	1,162	1,061	211	3	660	71	548	1,746	467	979	1,194	57	—	782	9,135
Specialised lending	11	—	—	310	—	—	48	29,610	—	75	1	302	186	—	4	30,547
Securitisation - Westpac	—	—	—	19,133	—	781	—	79	236	110	30	—	31	—	578	20,978
Standardised - Westpac	188	34	43	158	483	119	6	210	27	36	328	57	33	4,465	—	6,187
Securitisation - St.George	—	—	—	1,222	—	—	—	—	24	—	46	—	—	—	—	1,292
Standardised - St.George	2,812	1,412	2,339	3,776	23	1,862	347	17,387	1,980	2,806	4,007	1,268	155	71,348	5,848	117,370
Total	7,876	13,743	10,483	72,727	3,660	28,979	5,196	64,626	12,717	16,018	26,066	14,157	10,446	286,348	9,314	582,356

(1)  Includes education, health & community services, cultural & recreational services and personal & other services.

(2)  Includes wholesale trade and retail trade.

(3)  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

30 September 2008 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services(1)	Trade(2)	Transport & storage	Utilities(3)	Retail lending	Other	Total Exposure at Default
Corporate	667	1,937	2,486	24,085	572	17,890	3,662	10,832	3,409	5,814	8,673	6,365	7,745	—	1,176	95,313
Business lending	3,588	8,545	3,778	2,522	—	4,961	520	553	4,016	4,758	8,836	2,143	243	—	780	45,243
Sovereign	—	3	4	8,288	2,525	56	—	—	57	354	—	23	642	—	11	11,963
Bank	—	5	2	36,073	—	858	103	184	88	6	292	174	119	—	290	38,194
Residential mortgages	405	690	1,003	1,450	4	613	26	4,978	1,125	2,042	1,403	244	107	168,930	356	183,376
Australian credit cards	—	—	—	—	—	—	—	—	—	—	—	—	—	15,353	—	15,353
Other retail	—	—	—	—	—	—	—	—	—	—	—	—	—	4,823	—	4,823
Small business	176	1,005	915	182	2	602	53	499	1,794	433	892	1,038	52	—	627	8,270
Specialised lending	13	—	20	310	—	18	67	29,673	—	75	2	407	208	—	5	30,798
Securitisation - Westpac	—	—	—	20,608	—	826	—	229	—	110	48	—	45	—	725	22,591
Standardised - Westpac	165	107	29	116	598	108	3	180	26	31	171	58	28	5,424	—	7,044
Securitisation - St.George	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Total	5,014	12,292	8,237	93,634	3,701	25,932	4,434	47,128	10,515	13,623	20,317	10,452	9,189	194,530	3,970	462,968

(1)  Includes education, health & community services, cultural & recreational services and personal & other services.

(2)  Includes wholesale trade and retail trade.

(3)  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

Exposure at Default by geography(1)

30 September 2009							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	69,800	10,406	3,609	3,241	912	—	87,968
Business lending	38,258	6,242	—	—	—	—	44,500
Sovereign	4,675	3,747	114	—	227	—	8,763
Bank	16,520	1,956	928	990	100	—	20,494
Residential mortgages	199,763	26,751	—	—	—	—	226,514
Australian credit cards	14,295	—	—	—	—	—	14,295
Other retail	2,565	2,215	—	—	—	—	4,780
Small business	6,598	2,247	—	—	—	—	8,845
Specialised lending	24,113	3,768	—	—	—	—	27,881
Securitisation - Westpac	17,263	1,027	72	212	176	—	18,750
Standardised - Westpac	2,590	—	—	—	727	2,011	5,328
Securitisation - St.George	1,673	—	—	—	—	—	1,673
Standardised - St.George	124,012	—	—	—	—	—	124,012
Total	522,125	58,359	4,723	4,443	2,142	2,011	593,803

31 March 2009							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	75,968	11,235	4,708	4,240	920	—	97,071
Business lending	39,729	5,810	—	—	—	—	45,539
Sovereign	4,140	1,274	—	—	291	—	5,705
Bank	18,487	2,014	1,220	287	392	—	22,400
Residential mortgages	180,477	26,575	—	—	—	—	207,052
Australian credit cards	14,145	—	—	—	—	—	14,145
Other retail	2,686	2,249	—	—	—	—	4,935
Small business	6,823	2,312	—	—	—	—	9,135
Specialised lending	26,378	4,169	—	—	—	—	30,547
Securitisation - Westpac	19,334	1,044	154	236	210	—	20,978
Standardised - Westpac	2,835	—	—	—	835	2,517	6,187
Securitisation - St.George	1,292	—	—	—	—	—	1,292
Standardised - St.George	117,370	—	—	—	—	—	117,370
Total	509,664	56,682	6,082	4,763	2,648	2,517	582,356

30 September 2008							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	76,203	11,259	3,733	3,480	638	—	95,313
Business lending	39,260	5,983	—	—	—	—	45,243
Sovereign	10,790	1,173	—	—	—	—	11,963
Bank	34,169	2,007	1,179	338	501	—	38,194
Residential mortgages	156,869	26,507	—	—	—	—	183,376
Australian credit cards	15,353	—	—	—	—	—	15,353
Other retail	2,628	2,195	—	—	—	—	4,823
Small business	6,005	2,265	—	—	—	—	8,270
Specialised lending	26,727	4,071	—	—	—	—	30,798
Securitisation	20,770	1,438	173	—	210	—	22,591
Standardised	3,976	—	—	—	737	2,331	7,044
Securitisation - St.George	NA	NA	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA	NA	NA
Total	392,750	56,898	5,085	3,818	2,086	2,331	462,968

(1)        Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Credit Risk Exposures continued

Exposure at Default by residual contractual maturity

30 September 2009						Total Exposure
$m	On demand	<12 months	1 to <3 years	3 to <5 years	> 5 years	at Default
Corporate	6,075	21,615	45,586	10,955	3,737	87,968
Business lending	3,767	6,547	15,199	6,571	12,416	44,500
Sovereign	484	2,482	4,652	315	830	8,763
Bank	1,317	4,950	12,934	1,211	82	20,494
Residential mortgages	15,829	3,735	22,834	14,993	169,123	226,514
Australian credit cards	14,295	—	—	—	—	14,295
Other retail	2,126	55	531	762	1,306	4,780
Small business	1,353	677	2,514	2,763	1,538	8,845
Specialised lending	384	10,104	12,168	2,086	3,139	27,881
Securitisation - Westpac	245	12,835	2,658	1,109	1,903	18,750
Standardised - Westpac	2,686	97	1,586	137	822	5,328
Securitisation - St.George	314	1,218	141	—	—	1,673
Standardised - St.George	65,882	960	1,436	1,745	53,989	124,012
Total	114,757	65,275	122,239	42,647	248,885	593,803

31 March 2009						Total Exposure
$m	On demand	<12 months	1 to <3 years	3 to <5 years	> 5 years	at Default
Corporate	6,466	20,530	53,234	13,574	3,267	97,071
Business lending	4,092	5,781	14,259	6,967	14,440	45,539
Sovereign	495	1,813	2,569	261	567	5,705
Bank	3,117	3,776	12,616	2,794	97	22,400
Residential mortgages	14,157	3,676	17,913	14,830	156,476	207,052
Australian credit cards	14,145	—	—	—	—	14,145
Other retail	2,168	52	560	754	1,401	4,935
Small business	1,390	690	2,514	2,988	1,553	9,135
Specialised lending	419	10,862	12,501	3,331	3,434	30,547
Securitisation - Westpac	295	14,182	4,157	841	1,503	20,978
Standardised - Westpac	3,078	91	1,886	149	983	6,187
Securitisation - St.George	409	792	17	74	—	1,292
Standardised - St.George	67,748	1,162	1,330	1,629	45,501	117,370
Total	117,979	63,407	123,556	48,192	229,222	582,356

30 September 2008						Total Exposure
$m	On demand	<12 months	1 to <3 years	3 to <5 years	> 5 years	at Default
Corporate	6,586	26,889	42,104	15,877	3,857	95,313
Business lending	4,125	5,909	13,479	6,854	14,876	45,243
Sovereign	489	677	10,223	228	346	11,963
Bank	3,382	5,605	26,218	2,839	150	38,194
Residential mortgages	7,843	3,875	13,777	14,103	143,778	183,376
Australian credit cards	15,353	—	—	—	—	15,353
Other retail	2,116	51	579	688	1,389	4,823
Small business	791	676	2,366	2,866	1,571	8,270
Specialised lending	472	11,349	11,013	3,995	3,969	30,798
Securitisation - Westpac	438	15,863	3,451	530	2,309	22,591
Standardised - Westpac	4,245	59	1,805	121	814	7,044
Securitisation - St.George	NA	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA	NA
Total	45,840	70,953	125,015	48,101	173,059	462,968

Credit Risk Exposures continued

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio(1)

30 September 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(2)	12 months ended(1)
Corporate	17	591	268	45%	655
Business lending	302	437	175	40%	110
Sovereign	—	—	—	—	—
Bank	—	6	5	83%	—
Residential mortgages	608	332	86	26%	77
Australian credit cards	—	61	65	107%	225
Other retail	—	55	35	64%	131
Small business	71	54	25	46%	68
Specialised lending	236	645	257	40%	156
Securitisation - Westpac	—	29	13	45%	—
Standardised - Westpac	24	307	162	53%	102
Securitisation - St.George	—	—	—	—	—
Standardised - St.George	668	1,253	391	31%	350
Total	1,926	3,770	1,482	39%	1,874

			Specific
31 March 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(2)	6 months ended(1)
Corporate	1	1,090	732	67%	(2)
Business lending	165	203	90	44%	29
Sovereign	—	—	—	—	—
Bank	—	7	5	71%	—
Residential mortgages	778	318	85	27%	22
Australian credit cards	—	67	64	96%	108
Other retail	2	62	23	37%	55
Small business	68	50	21	42%	25
Specialised lending	243	380	114	30%	14
Securitisation - Westpac	—	43	12	28%	—
Standardised - Westpac	22	240	144	60%	42
Securitisation - St.George	—	—	—	—	—
Standardised - St.George	641	839	308	37%	62
Total	1,920	3,299	1,598	48%	355

			Specific
30 September 2008	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(2)	12 months ended
Corporate	—	332	175	53%	17
Business lending	110	181	70	39%	52
Sovereign	—	—	—	—	—
Bank	—	6	5	83%	—
Residential mortgages	528	193	49	25%	21
Australian credit cards	—	60	65	108%	185
Other retail	—	50	31	62%	117
Small business	47	35	16	46%	39
Specialised lending	53	148	37	25%	7
Securitisation - Westpac	—	56	12	21%	—
Standardised - Westpac	25	116	75	65%	1
Securitisation - St.George	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA
Total	763	1,177	535	45%	439

(1)        St.George losses are reported from, and including, 18 November 2008.

(2)        Care should be taken when comparing these ratios to Basel model LGD estimates as impaired loans represent a subset of total defaulted loans.

Credit Risk Exposures continued

Impaired and past due loans by industry classification

			Specific
30 September 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended(4)
Accommodation, cafes & restaurants	101	132	59	45%	8
Agriculture, forestry & fishing	50	154	66	43%	8
Construction	88	112	51	46%	68
Finance & insurance	22	168	76	45%	328
Government administration & defence	—	—	—	—	—
Manufacturing	88	327	112	34%	107
Mining	10	111	47	42%	13
Property & business services	639	1,581	486	31%	305
Services(1)	56	124	59	48%	114
Trade(2)	72	183	78	43%	127
Transport & storage	49	55	24	44%	14
Utilities(3)	8	79	37	47%	100
Retail lending	727	677	361	53%	658
Other	16	67	26	39%	24
Total	1,926	3,770	1,482	39%	1,874

			Specific
31 March 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended(4)
Accommodation, cafes & restaurants	102	83	18	22%	2
Agriculture, forestry & fishing	32	49	16	33%	2
Construction	80	152	50	33%	4
Finance & insurance	17	567	381	67%	43
Government administration & defence	—	—	—	—	—
Manufacturing	34	199	69	35%	5
Mining	1	23	10	43%	—
Property & business services	523	965	283	29%	32
Services(1)	35	403	276	68%	2
Trade(2)	49	201	145	72%	19
Transport & storage	32	35	14	40%	6
Utilities(3)	5	4	1	25%	1
Retail lending	986	601	325	54%	226
Other	24	17	10	59%	13
Total	1,920	3,299	1,598	48%	355

			Specific
30 September 2008	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Accommodation, cafes & restaurants	14	26	4	15%	3
Agriculture, forestry & fishing	24	37	10	27%	7
Construction	24	19	5	26%	5
Finance & insurance	11	80	50	63%	—
Government administration & defence	—	—	—	—	—
Manufacturing	19	111	24	22%	30
Mining	—	1	1	100%	—
Property & business services	109	231	86	37%	30
Services(1)	7	218	139	64%	7
Trade(2)	19	123	63	51%	26
Transport & storage	10	9	6	67%	7
Utilities(3)	2	—	—	—	(6)
Retail lending	474	241	135	56%	323
Other	50	81	12	15%	7
Total	763	1,177	535	45%	439

(1)        Includes education, health & community services, cultural & recreational services and personal & other services.

(2)        Includes wholesale trade and retail trade.

(3)        Includes electricity, gas & water, and communication services.

(4)        St.George losses are reported from, and including, 18 November 2008.

Credit Risk Exposures continued

Impaired and past due loans by geography(1)

			Specific
30 September 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended(2)
Australia	1,718	3,177	1,294	41%	1,509
New Zealand	184	516	155	30%	350
Americas	—	—	—	—	—
Europe	—	—	—	—	—
Asia	—	16	6	38%	—
Pacific	24	61	27	44%	15
Total	1,926	3,770	1,482	39%	1,874

			Specific
31 March 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended(2)
Australia	1,695	2,789	1,431	51%	301
New Zealand	203	431	132	31%	54
Americas	—	—	—	—	—
Europe	—	—	—	—	—
Asia	—	—	—	—	—
Pacific	22	79	35	44%	—
Total	1,920	3,299	1,598	48%	355

			Specific
30 September 2008	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Australia	664	848	424	50%	371
New Zealand	74	255	78	31%	75
Americas	—	—	—	—	(7)
Europe	—	—	—	—	—
Asia	—	—	—	—	—
Pacific	25	74	33	45%	—
Total	763	1,177	535	45%	439

(1)        Geographic segmentation of exposures is based on the location of the office in which these items were booked.

(2)        St.George losses are reported from, and including, 18 November 2008.

Credit Risk Exposures continued

Movement in provisions for impairment charges(1)

	For the	For the	For the
	6 months ended	6 months ended	12 months ended
	30 September	31 March	30 September
$m	2009(1)	2009(1)	2008
Collectively assessed provisions
Balance at beginning of the period	3,067	1,761	1,410
St.George provision including merger adjustments	—	893	—
New provisions raised	698	584	606
Write-offs	(371)	(261)	(378)
Discount unwind	116	114	130
Exchange rate adjustments	(4)	(24)	(7)
Total	3,506	3,067	1,761

Individually assessed provisions
Balance at beginning of period	1,416	413	148
St.George provision including merger adjustments	10	110	—
New individually assessed provisions	1,084	1,027	447
Write-backs	(70)	(36)	(90)
Write-offs	(1,179)	(112)	(93)
Discount unwind	(5)	(6)	(6)
Exchange rate adjustments	(28)	20	7
Total	1,228	1,416	413

Total provisions for impairment losses on loans and credit commitments	4,734	4,483	2,174
General reserve for credit losses adjustment	—	—	14
Total provisions plus general reserve for credit losses	4,734	4,483	2,188

(1)  St.George losses are reported from, and including, 18 November 2008.

Credit Risk Exposures continued

Portfolios subject to the Standardised approach(1)

This table presents exposures subject to the Standardised approach categorised by regulatory risk weight.

Exposures subject to the Standardised approach are St.George exposures, Westpac’s Pacific Banking exposures, Westpac’s Asian retail exposures and Westpac’s margin lending portfolio. All other exposures are subject to the Advanced IRB approach.

Westpac seeks to have St.George accredited under the Advanced IRB approach by APRA during 2010. There are currently no plans to move Pacific Banking, Asian retail or margin lending exposures to the Advanced IRB approach.

The integration of St.George into the Westpac Group in preparation for Basel II advanced accreditation of the St.George portfolios involves building an alignment of risk management frameworks and processes to produce consistent approaches for:

•      the assessment and measurement of credit risk in both transaction-managed and portfolio-managed exposures; and

•      risk-reward management across the Group.

External credit assessment institutions are not used in the determination of regulatory capital for those portfolios subject to the Standardised approach because the portfolios are predominantly comprised of personal and small to medium sized business borrowers.

30 September 2009			Total Exposure	Risk Weighted
$m	St.George	Westpac	at Default	Assets
0%	4	63	67	—
20%	2,677	1,645	4,322	864
35%	59,759	914	60,673	21,236
50%	15,500	21	15,521	7,760
75%	1,979	23	2,002	1,502
100%	43,420	2,649	46,069	46,069
150%	673	13	686	1,029
Total	124,012	5,328	129,340	78,460

31 March 2009			Total Exposure	Risk Weighted
$m	St.George	Westpac	at Default	Assets
0%	1	93	94	—
20%	3,684	1,618	5,302	1,061
35%	55,136	957	56,093	19,633
50%	14,144	78	14,222	7,111
75%	2,093	38	2,131	1,598
100%	42,157	3,329	45,486	45,486
150%	155	74	229	344
Total	117,370	6,187	123,557	75,233

30 September 2008			Total Exposure	Risk Weighted
$m	St.George	Westpac	at Default	Assets
0%	NA	99	99	—
20%	NA	2,496	2,496	499
35%	NA	977	977	342
50%	NA	—	—	—
75%	NA	—	—	—
100%	NA	3,401	3,401	3,401
150%	NA	71	71	106
Total	NA	7,044	7,044	4,348

(1)     This table includes St.George lending exposures only. St.George securitisation exposures are included in the ‘Securitisation’ section of this report beginning on page 46.

Credit Risk Exposures continued

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending(1). The ‘Credit Risk Management’ section of this report describes the process of mapping Westpac risk grades to external rating equivalents where a regulatory capital ‘slotting’ approach applies.

Property finance

30 September 2009		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	4,738	19	3,316
Good	90%	12,717	102	11,445
Satisfactory	115%	6,673	186	7,673
Weak	250%	2,032	163	5,081
Default	NA	851	426	—
Total		27,011	896	27,515

31 March 2009		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,535	22	3,874
Good	90%	14,969	120	13,472
Satisfactory	115%	7,434	208	8,549
Weak	250%	1,295	104	3,238
Default	NA	623	311	—
Total		29,856	765	29,133

30 September 2008		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,111	20	3,577
Good	90%	16,041	128	14,437
Satisfactory	115%	7,845	220	9,022
Weak	250%	923	74	2,309
Default	NA	208	104	—
Total		30,128	546	29,345

(1)     Equity exposures in the banking book are also subject to supervisory risk weights and are disclosed in the ‘Equity Risk’ section of this report beginning on page 59.

Credit Risk Exposures continued

Project finance

30 September 2009		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	500	2	350
Good	90%	253	2	228
Satisfactory	115%	41	1	47
Weak	250%	46	4	116
Default	NA	30	15	—
Total		870	24	741

31 March 2009		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	413	2	289
Good	90%	211	2	190
Satisfactory	115%	1	—	1
Weak	250%	66	5	165
Default	NA	—	—	—
Total		691	9	645

30 September 2008		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	445	2	312
Good	90%	141	1	127
Satisfactory	115%	15	—	17
Weak	250%	69	6	172
Default	NA	—	—	—
Total		670	9	628

Credit Risk Exposures continued

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns. Because there is a many-to-one relationship between internal ratings and external grades, PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. 87,357 x 1.27% x 46%), does not equal the aggregate regulatory expected loss (529) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	966	81	1,047	0.01%	20%	—	96	9%
AA	1,350	1,424	2,774	0.02%	43%	1	295	11%
A	11,568	7,936	19,504	0.06%	49%	5	4,027	21%
BBB	24,552	16,690	41,242	0.25%	46%	47	18,963	46%
BB	13,057	5,227	18,284	1.16%	43%	89	16,486	90%
B	361	138	499	2.98%	41%	6	630	126%
Other	3,530	477	4,007	19.04%	48%	381	10,112	252%
Subtotal	55,384	31,973	87,357	1.27%	46%	529	50,609	58%
Default	583	28	611	NA	62%	269	1,749	286%
Total	55,967	32,001	87,968	1.95%	46%	798	52,358	60%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,120	57	1,177	0.01%	19%	—	78	7%
AA	1,509	2,385	3,894	0.02%	38%	1	424	11%
A	14,626	9,408	24,034	0.05%	50%	6	5,040	21%
BBB	30,602	15,064	45,667	0.24%	47%	52	21,720	48%
BB	13,308	4,513	17,820	1.14%	43%	87	16,753	94%
B	408	114	522	2.98%	44%	7	690	132%
Other	2,492	428	2,920	17.61%	53%	284	7,926	271%
Subtotal	64,065	31,969	96,034	0.89%	46%	437	52,631	55%
Default	1,027	10	1,037	NA	65%	666	1,020	98%
Total	65,092	31,979	97,071	1.95%	47%	1,103	53,651	55%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	830	565	1,395	0.01%	36%	—	176	13%
AA	4,540	2,203	6,743	0.02%	33%	1	570	8%
A	14,678	7,809	22,487	0.05%	46%	6	4,224	19%
BBB	31,139	15,462	46,601	0.26%	47%	56	22,442	48%
BB	11,731	4,058	15,789	1.25%	42%	83	15,151	96%
B	169	98	267	3.27%	42%	4	343	129%
Other	1,379	342	1,721	17.31%	52%	168	4,731	275%
Subtotal	64,466	30,537	95,003	0.67%	45%	318	47,637	50%
Default	305	5	310	NA	56%	149	845	272%
Total	64,771	30,542	95,313	0.99%	45%	467	48,482	51%

(1)  Oustandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

(2)  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Business lending portfolio by external credit rating

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	—	—	—	—	—	—	—	—
AA	2	3	5	0.02%	60%	—	1	17%
A	187	75	262	0.06%	38%	—	48	18%
BBB	4,305	1,568	5,873	0.31%	30%	5	1,971	34%
BB	27,065	5,419	32,484	1.48%	29%	138	19,139	59%
B	1,667	185	1,852	2.98%	31%	17	1,365	74%
Other	3,052	234	3,286	16.13%	34%	179	4,685	143%
Subtotal	36,278	7,484	43,762	2.48%	30%	339	27,209	62%
Default	708	31	738	NA	43%	199	2,098	284%
Total	36,986	7,515	44,500	4.10%	30%	538	29,307	66%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	—	—	—	—	—	—	—	—
AA	3	3	7	0.03%	40%	—	1	15%
A	176	85	261	0.06%	37%	—	45	17%
BBB	4,892	1,831	6,722	0.31%	29%	6	2,274	34%
BB	28,318	5,936	34,254	1.47%	29%	146	20,457	60%
B	1,409	150	1,559	2.98%	29%	14	1,105	71%
Other	2,135	165	2,300	17.13%	34%	135	3,395	148%
Subtotal	36,933	8,170	45,103	2.14%	29%	301	27,277	60%
Default	420	16	436	NA	43%	151	956	219%
Total	37,353	8,186	45,539	3.08%	29%	452	28,233	62%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	—	—	—	—	—	—	—	—
AA	4	5	9	0.03%	45%	—	1	15%
A	189	81	270	0.06%	42%	—	53	20%
BBB	4,912	1,818	6,730	0.34%	30%	7	2,507	37%
BB	28,624	6,240	34,864	1.59%	30%	167	22,179	64%
B	1,326	161	1,487	3.27%	31%	15	1,183	80%
Other	1,435	129	1,564	14.02%	37%	78	2,366	151%
Subtotal	36,490	8,434	44,924	1.88%	30%	267	28,289	63%
Default	305	14	319	NA	44%	101	778	244%
Total	36,795	8,448	45,243	2.57%	30%	368	29,067	64%

(1)  Oustandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

(2)  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Sovereign portfolio by external credit rating

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	3,683	1,590	5,273	0.01%	12%	—	109	2%
AA	730	1,152	1,882	0.02%	18%	—	62	3%
A	717	265	982	0.03%	17%	—	65	7%
BBB	97	500	597	0.26%	20%	1	154	26%
BB	19	10	29	2.15%	33%	—	24	84%
B	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—
Subtotal	5,246	3,517	8,763	0.04%	14%	1	414	5%
Default	—	—	—	NA	—	—	—	—
Total	5,246	3,517	8,763	0.04%	14%	1	414	5%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,538	479	2,017	0.01%	6%	—	16	1%
AA	859	1,250	2,109	0.02%	21%	—	90	4%
A	617	288	905	0.03%	17%	—	66	7%
BBB	119	539	658	0.25%	24%	1	173	26%
BB	5	9	14	2.20%	33%	—	11	82%
B	1	1	2	2.98%	35%	—	2	108%
Other	—	—	—	—	—	—	—	—
Subtotal	3,139	2,566	5,705	0.05%	15%	1	358	6%
Default	—	—	—	NA	—	—	—	—
Total	3,139	2,566	5,705	0.05%	15%	1	358	6%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	8,342	442	8,784	0.01%	6%	—	47	1%
AA	569	1,262	1,831	0.02%	16%	—	61	3%
A	642	257	899	0.04%	22%	—	74	8%
BBB	178	254	432	0.16%	23%	—	70	16%
BB	5	10	15	2.47%	31%	—	13	88%
B	1	1	2	3.27%	30%	—	2	115%
Other	—	—	—	—	—	—	—	—
Subtotal	9,737	2,226	11,963	0.02%	9%	—	267	2%
Default	—	—	—	NA	—	—	—	—
Total	9,737	2,226	11,963	0.02%	9%	—	267	2%

(1)  Oustandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

(2)  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Bank portfolio by external credit rating

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	114	7	121	0.01%	31%	—	16	13%
AA	9,683	1,054	10,737	0.02%	53%	2	1,492	14%
A	7,856	789	8,645	0.04%	57%	2	1,749	20%
BBB	617	277	894	0.16%	53%	1	404	45%
BB	—	—	—	—	—	—	—	—
B	11	80	91	2.98%	59%	1	162	179%
Other	—	—	—	—	—	—	—	—
Subtotal	18,281	2,207	20,488	0.05%	55%	6	3,823	19%
Default	6	—	6	NA	60%	4	—	—
Total	18,287	2,207	20,494	0.07%	55%	10	3,823	19%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	645	4	649	0.01%	27%	—	60	9%
AA	8,719	1,106	9,825	0.02%	57%	2	1,612	16%
A	9,925	1,409	11,334	0.04%	57%	2	2,301	20%
BBB	387	156	542	0.19%	43%	—	217	40%
BB	6	—	6	1.15%	60%	—	9	135%
B	7	29	36	2.98%	60%	1	73	203%
Other	—	—	—	—	—	—	—	—
Subtotal	19,689	2,704	22,392	0.04%	56%	5	4,272	19%
Default	7	—	8	NA	60%	5	—	—
Total	19,696	2,704	22,400	0.07%	56%	10	4,272	19%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	450	—	450	0.01%	31%	—	56	12%
AA	28,725	2,292	31,017	0.02%	51%	4	4,253	14%
A	5,564	854	6,418	0.04%	59%	2	1,369	21%
BBB	212	65	277	0.22%	48%	—	109	39%
BB	26	—	26	1.20%	60%	—	36	139%
B	—	—	—	—	—	—	—	—
Other	1	—	1	25.81%	60%	—	2	350%
Subtotal	34,978	3,211	38,189	0.03%	52%	6	5,825	15%
Default	5	—	5	NA	60%	4	—	—
Total	34,983	3,211	38,194	0.04%	52%	10	5,825	15%

(1) Oustandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

(2) Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Residential mortgages portfolio by PD band

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	78,398	13,723	92,122	0.07%	20%	13	3,499	4%
0.10 to 0.25	35,617	12,956	46,487	0.17%	20%	16	3,504	8%
0.25 to 1.0	45,395	5,230	49,063	0.57%	20%	57	8,900	18%
1.0 to 2.5	28,021	1,090	28,914	1.69%	21%	101	11,032	38%
2.5 to 10.0	7,579	54	7,628	3.67%	20%	57	4,575	60%
10.0 to 99.99	1,049	2	1,051	31.98%	20%	68	1,240	118%
Subtotal	196,059	33,055	225,265	0.68%	20%	312	32,750	15%
Default	1,248	11	1,249	NA	21%	104	2,563	205%
Total	197,307	33,066	226,514	1.23%	20%	416	35,313	16%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	70,842	12,506	83,349	0.07%	20%	11	3,163	4%
0.10 to 0.25	33,670	12,820	44,433	0.17%	20%	15	3,345	8%
0.25 to 1.0	41,771	4,880	45,039	0.57%	20%	52	8,174	18%
1.0 to 2.5	22,992	898	23,701	1.60%	21%	79	8,808	37%
2.5 to 10.0	7,724	61	7,779	3.73%	20%	60	4,719	61%
10.0 to 99.99	1,400	6	1,406	32.19%	20%	92	1,659	118%
Subtotal	178,399	31,171	205,707	0.74%	20%	309	29,868	15%
Default	1,345	9	1,345	NA	21%	114	2,685	200%
Total	179,744	31,180	207,052	1.38%	20%	423	32,553	16%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	46,286	7,975	50,398	0.07%	20%	7	1,858	4%
0.10 to 0.25	50,958	15,187	58,911	0.14%	20%	17	3,891	7%
0.25 to 1.0	34,576	4,667	36,693	0.54%	20%	41	6,471	18%
1.0 to 2.5	24,278	1,462	25,328	1.19%	21%	63	7,879	31%
2.5 to 10.0	9,399	104	9,642	3.45%	20%	68	5,551	58%
10.0 to 99.99	1,360	12	1,390	30.29%	20%	85	1,647	119%
Subtotal	166,857	29,407	182,362	0.75%	20%	281	27,297	15%
Default	1,014	8	1,014	NA	21%	73	2,059	203%
Total	167,871	29,415	183,376	1.30%	20%	354	29,356	16%

(1) Oustandings are balances that were drawn down as at the reporting date.

(2) Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Australian credit cards portfolio by PD band

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	—	—	—	—	—	—	—	—
0.10 to 0.25	1,280	9,722	4,956	0.22%	71%	8	429	9%
0.25 to 1.0	2,897	4,682	5,294	0.65%	71%	24	1,080	20%
1.0 to 2.5	1,589	398	2,001	1.73%	72%	25	874	44%
2.5 to 10.0	1,144	255	1,373	4.98%	73%	50	1,269	92%
10.0 to 99.99	552	100	600	19.20%	73%	85	1,046	174%
Subtotal	7,462	15,157	14,224	1.85%	71%	192	4,698	33%
Default	71	6	71	NA	71%	66	1	1%
Total	7,533	15,163	14,295	2.34%	71%	258	4,699	33%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	—	—	—	—	—	—	—	—
0.10 to 0.25	1,217	9,441	4,788	0.22%	71%	7	415	9%
0.25 to 1.0	2,922	4,806	5,352	0.66%	71%	25	1,105	21%
1.0 to 2.5	1,567	405	1,984	1.72%	72%	25	864	44%
2.5 to 10.0	1,100	232	1,296	4.94%	73%	47	1,193	92%
10.0 to 99.99	593	128	648	20.18%	73%	96	1,147	177%
Subtotal	7,399	15,012	14,068	1.95%	71%	200	4,724	34%
Default	77	7	77	NA	71%	64	1	1%
Total	7,476	15,019	14,145	2.49%	71%	264	4,725	33%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	—	—	—	—	—	—	—	—
0.10 to 0.25	1,312	9,198	5,662	0.21%	66%	8	437	8%
0.25 to 1.0	1,189	3,841	3,382	0.44%	66%	10	481	14%
1.0 to 2.5	3,377	742	4,232	1.16%	66%	32	1,276	30%
2.5 to 10.0	1,229	756	1,626	4.58%	68%	51	1,317	81%
10.0 to 99.99	351	109	383	23.55%	69%	63	689	180%
Subtotal	7,458	14,646	15,285	1.57%	66%	164	4,200	27%
Default	68	8	68	NA	70%	64	—	—
Total	7,526	14,654	15,353	2.01%	66%	228	4,200	27%

(1) Oustandings are balances that were drawn down as at the reporting date.

(2) Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Other retail portfolio by PD band

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	15	109	124	0.10%	61%	—	19	16%
0.10 to 0.25	1	68	13	0.25%	68%	—	4	34%
0.25 to 1.0	740	1,751	1,354	0.49%	65%	4	653	48%
1.0 to 2.5	1,364	328	1,524	1.58%	72%	17	1,370	90%
2.5 to 10.0	1,122	196	1,255	4.29%	74%	40	1,428	114%
10.0 to 99.99	404	18	429	22.36%	73%	70	672	156%
Subtotal	3,646	2,470	4,699	3.85%	70%	131	4,146	88%
Default	81	8	81	NA	68%	37	249	307%
Total	3,727	2,478	4,780	5.48%	70%	168	4,395	92%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	15	111	125	0.10%	61%	—	20	16%
0.10 to 0.25	1	68	13	0.25%	68%	—	4	34%
0.25 to 1.0	758	1,772	1,385	0.48%	64%	4	648	47%
1.0 to 2.5	1,331	322	1,491	1.60%	71%	17	1,333	89%
2.5 to 10.0	1,208	205	1,341	4.44%	75%	45	1,544	115%
10.0 to 99.99	460	24	489	23.09%	72%	81	761	156%
Subtotal	3,773	2,502	4,844	4.19%	70%	147	4,310	89%
Default	91	9	91	NA	68%	41	291	320%
Total	3,864	2,511	4,935	5.96%	70%	188	4,601	93%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	—	—	—	—	—	—	—	—
0.10 to 0.25	19	202	143	0.14%	86%	—	41	29%
0.25 to 1.0	807	1,739	1,324	0.48%	66%	4	645	49%
1.0 to 2.5	1,158	354	1,348	1.51%	71%	15	1,188	88%
2.5 to 10.0	1,416	229	1,557	4.28%	71%	48	1,698	109%
10.0 to 99.99	327	23	376	22.61%	71%	61	618	164%
Subtotal	3,727	2,547	4,748	3.76%	70%	128	4,190	88%
Default	75	10	75	NA	71%	33	269	361%
Total	3,802	2,557	4,823	5.25%	70%	161	4,459	92%

(1) Oustandings are balances that were drawn down as at the reporting date.

(2) Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Small business portfolio by PD band

30 September 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	693	174	703	0.08%	43%	—	72	10%
0.10 to 0.25	932	244	1,176	0.18%	44%	1	205	17%
0.25 to 1.0	2,337	737	2,998	0.47%	27%	3	540	18%
1.0 to 2.5	1,840	223	2,014	1.99%	29%	12	798	40%
2.5 to 10.0	456	169	511	4.81%	29%	7	225	44%
10.0 to 99.99	1,216	17	1,234	11.62%	46%	64	1,043	84%
Subtotal	7,474	1,564	8,636	2.60%	34%	87	2,883	33%
Default	209	10	209	NA	28%	35	473	227%
Total	7,683	1,574	8,845	4.90%	34%	122	3,356	38%

31 March 2009		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	623	12	636	0.09%	44%	—	69	11%
0.10 to 0.25	1,002	251	1,253	0.18%	44%	1	218	17%
0.25 to 1.0	2,307	759	2,989	0.47%	28%	4	555	19%
1.0 to 2.5	2,217	231	2,396	2.00%	32%	15	1,043	44%
2.5 to 10.0	533	339	587	4.80%	27%	7	246	42%
10.0 to 99.99	1,038	25	1,064	11.94%	46%	57	898	84%
Subtotal	7,720	1,617	8,925	2.46%	35%	84	3,029	34%
Default	210	10	210	NA	28%	32	479	228%
Total	7,930	1,627	9,135	4.71%	34%	116	3,508	38%

30 September 2008		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings(1)	Undrawn(2)	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	566	—	566	0.09%	44%	—	61	11%
0.10 to 0.25	842	—	842	0.18%	44%	1	148	18%
0.25 to 1.0	2,276	758	2,479	0.43%	31%	3	487	20%
1.0 to 2.5	2,315	326	2,395	2.02%	32%	16	1,087	45%
2.5 to 10.0	621	310	757	4.48%	20%	7	235	31%
10.0 to 99.99	1,037	243	1,073	13.17%	45%	62	936	87%
Subtotal	7,657	1,637	8,112	2.91%	34%	89	2,954	36%
Default	157	12	158	NA	28%	21	383	242%
Total	7,814	1,649	8,270	4.77%	34%	110	3,337	40%

(1)  Oustandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

(2)  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Credit loss experience

The 2009 financial year has been a period of considerable challenge as the impact of the global financial crisis (GFC) and associated decline in economic activity has led to deterioration in asset quality. The effects of this cycle have emerged in three stages. The first stage relates to stress from companies whose business models were unable to cope with the challenges posed by the GFC and from individuals exposed to asset market declines. The second stage involves companies that have been impacted by slower economic growth, particularly in New Zealand, while the final stage relates to the impact on consumers from both slowing activity and an expected rise in unemployment.

In the first stage of this cycle Westpac had exposure to a small number of corporates whose high gearing or business models did not hold up under the stresses of the GFC and, although the number was small, those companies were large and typically required relatively high levels of individually assessed provisions. In addition, declining asset values led to the impairment of a limited number of non-diversified margin lending (standardised) portfolios.

The second stage of the credit cycle emerged through 2008 and continued into 2009. The business lending (companies with turnover of less than $50 million) and specialised lending asset classes have been most impacted by this stage as slower demand has fed though to weaker cash flows, and softer asset prices have impacted collateral values. To date, the impact has been dispersed across sectors, although the commercial property sector has been most significantly impacted.

The final stage of this cycle, consumer stress, has been modest to date. Actual losses have increased although remain relatively small.

Actual losses

30 September 2009	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions(1)	Recoveries	12 months ended(2)
Corporate	10	1	646	(2)	655
Business lending	6	4	101	(1)	110
Sovereign	—	—	—	—	—
Bank	—	—	—	—	—
Residential mortgages	9	—	68	—	77
Australian credit cards	228	—	—	(3)	225
Other retail	140	—	—	(9)	131
Small business	47	3	21	(3)	68
Specialised lending	6	4	146	—	156
Securitisation - Westpac	—	—	—	—	—
Standardised - Westpac	18	—	92	(8)	102
Securitisation - St.George	—	—	—	—	—
Standardised - St.George	153	3	217	(23)	350
Total	617	15	1,291	(49)	1,874

31 March 2009	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions(1)	Recoveries	6 months ended(2)
Corporate	—	—	—	(2)	(2)
Business lending	3	2	24	—	29
Sovereign	—	—	—	—	—
Bank	—	—	—	—	—
Residential mortgages	4	—	17	1	22
Australian credit cards	105	—	—	3	108
Other retail	60	—	—	(5)	55
Small business	19	1	7	(2)	25
Specialised lending	—	1	13	—	14
Securitisation - Westpac	—	—	—	—	—
Standardised - Westpac	5	—	42	(5)	42
Securitisation - St.George	—	—	—	—	—
Standardised - St.George	61	—	9	(8)	62
Total	257	4	112	(18)	355

(1)  Write-offs from individually assessed provisions.

(2)  St.George losses are reported from, and including, 18 November 2008.

Credit Risk Exposures continued

30 September 2008	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions(1)	Recoveries	12 months ended
Corporate	4	1	19	(7)	17
Business lending	9	4	40	(1)	52
Sovereign	—	—	—	—	—
Bank	—	—	—	—	—
Residential mortgages	5	—	17	(1)	21
Australian credit cards	194	—	—	(9)	185
Other retail	128	—	—	(11)	117
Small business	29	1	11	(2)	39
Specialised lending	—	1	6	—	7
Securitisation - Westpac	—	—	—	—	—
Standardised - Westpac	2	—	—	(1)	1
Securitisation - St.George	NA	NA	NA	NA	NA
Standardised - St.George	NA	NA	NA	NA	NA
Total	371	7	93	(32)	439

Regulatory expected losses and actual losses

The following table compares regulatory expected losses at 30 September 2008 to actual losses for the 12 month period to 30 September 2009 for those IRB portfolios where regulatory expected losses are calculated.

				Actual Losses
	Regulatory Expected Loss at 30 September 2008			for the 12 months ended
$m	Non-defaulted	Defaulted	Total	30 September 2009
Corporate	318	149	467	655
Business lending	267	101	368	110
Sovereign	—	—	—	—
Bank	6	4	10	—
Residential mortgages	281	73	354	77
Australian credit cards	164	64	228	225
Other retail	128	33	161	131
Small business	89	21	110	68
Specialised lending	451	104	555	156
Total	1,704	549	2,253	1,422

The purpose of this table is to provide insight into the quality of regulatory expected loss as a predictor of actual losses. Reasons why such comparisons need to be made carefully include:

•                  Estimates of LGD included in the regulatory expected loss figure for non defaulted exposures include discounting of future cash flows while actual loss has no discounting;

•                  Workout times for some transaction-managed portfolios will exceed 12 months meaning that the actual losses reported in any 12 month period may not relate to customers that defaulted in that year; and

•                  Regulatory expected loss for defaulted exposures is not a predictor of future impairment charges because it is derived from incurred losses for defaulted exposures assessed using the A-IFRS methodology and already recognised in profit or loss.

The Corporate actual loss in 2009 exceeded the regulatory expected loss due to a small number of large exposures migrating from performing to write-off within the year.

(1)  Write-offs from individually assessed provisions.

Credit Risk Mitigation

This section describes the way in which Westpac reduces its credit risk by using collateral, guarantees or credit derivatives. St.George has in the past reduced its credit risk by using collateral and guarantees. The following description of Westpac’s credit risk mitigation activities incorporates the expansion of the business following the merger with St.George.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

•                  exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD;

•                  exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to a third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A or better; and

•                  exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the criteria in the preceding point are not met, are treated under the substitution approach.

Structure and organisation

The business unit responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, Westpac Institutional Bank, uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank includes a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 — 90 days. An independent operational unit supervises this process to ensure that the relevant business and credit risk management units’ decisions are taken and actions implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Balance sheet netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master dealing agreements that allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues all financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place to ensure calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collaterisation arrangements are documented via the Support Annex of the International Swaps and Derivatives Association (ISDA) dealing agreement.

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

•                  cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), United States dollars (USD), British pounds (GBP), or Euro (EUR));

•                  bonds issued by Australian Commonwealth, State and Territory government or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS 112;

•                  securities issued by other specified ‘AAA’ rated sovereign governments; and

•                  credit-linked notes, provided the proceeds are invested in cash or other eligible collateral described above.

Credit Risk Mitigation continued

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

•                  sovereign entities;

•                  public sector entities;

•                  banks or securities firms; and

•                  other entities with a minimum risk grade equivalent of ‘A-’.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre- mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

Total exposure covered by collateral, credit derivatives and guarantees(1)

				Total for which
30 September 2009	Total before	Impact of credit	Total after	some credit risk	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation	mitigation	is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	88,568	(599)	87,969	5,328	2,574	128	471
Sovereign	8,763	—	8,763	1,229	—	1,229	—
Bank	19,895	599	20,494	5,803	1,430	245	1,470
Standardised - St.George(1)	40,754	—	40,754	1,188	362	55	—
Total	157,980	—	157,980	13,548	4,366	1,657	1,941

				Total for which
31 March 2009	Total before	Impact of credit	Total after	some credit risk	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation	mitigation	is mitigated	Collateral(2)	Guarantees	Credit Derivatives
Corporate	97,780	(709)	97,071	5,963	2,618	31	678
Sovereign	5,705	—	5,705	233	—	233	—
Bank	21,691	709	22,400	5,387	1,150	263	2,005
Standardised - St.George(1)	42,690	—	42,690	1,192	303	47	—
Total	167,866	—	167,866	12,775	4,071	574	2,683

				Total for which
30 September 2008	Total before	Impact of credit	Total after	some credit risk	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation	mitigation	is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	97,691	(2,378)	95,313	8,195	2,562	131	2,247
Sovereign	11,963	—	11,963	151	—	151	—
Bank	35,816	2,378	38,194	12,721	4,908	357	564
Standardised - St.George	NA	NA	NA	NA	NA	NA	NA
Total	145,470	—	145,470	21,067	7,470	639	2,811

(1)  Includes St.George Corporate, Business Lending, and Bank exposures only.

(2)  Total Eligible Financial Collateral was incorrectly reported in Westpac’s Pillar 3 report at 31 March 2009. It was over stated by $30m. The error has been corrected in this report. Individually disclosed balances for Corporate, Sovereign, Bank and St.George categories were correctly reported.

Counterparty Credit Risk

This section describes Westpac’s exposure to credit risk arising from its financial markets business. The description below incorporates the expansion of the business following the merger with St.George.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in financial markets (FM) products. Westpac simulates future market rates by imposing shocks on correlation and volatility factors and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets and Treasury Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure sourced from the derivatives business via an end-of-day Monte Carlo simulation of the derivatives portfolio that updates forecasts of potential future credit exposure for movements in market rates. This information is then loaded against the FM credit limit management system. Limit violations or excesses are segregated in a report, which is actioned under strict timeframes by credit managers.

Risk mitigation

Mitigation is achieved in a number of ways:

•                  the limit system monitors for breaches of the pre-determined limits, with any excesses being immediately highlighted to credit staff;

•                  Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met;

•                  credit derivatives are used to mitigate credit exposure against certain counterparties;

•                  incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

•                  signing ISDA netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

•                  regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

•                  downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Credit limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the EAD for derivative exposures.

EAD for derivative exposures is based on expected future exposure (EFE). EFE is calculated as the average of all positive to market values. EFE calculation takes into account eligible netting agreements. All EFE exposures are scaled up in order to capture the dependency between market values of transactions across counterparties, and the correlation between market and credit risks.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Securing collateral and establishing credit reserves

Most collateral agreements negotiated by Westpac require daily reassessment of exposure positions in order to determine whether additional collateral must be called for. Under this process, the market value of the customer’s portfolio is assessed daily with demands being sent out by the collateral team on the following day. The collateral received is subject to haircuts depending on type and maturity.

Wrong-way risk exposures

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. Wrong-way risk exposures refers to derivative transactions for which there is significant positive dependency between counterparty’s default and the mark-to-market value of the transaction. There should be no obvious correlation between the protection seller and the customer (e.g. bought protection covering a government risk should not be bought from a bank or entity controlled or owned by that government). All transactions, including credit derivatives, are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating(1)

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below ‘AA’ would be: for a one notch downgrade to ‘AA-‘, postings of $242m; while for a two notch downgrade to ‘A+’, postings would be $1,203m.

(1)  Credit rating downgrade postings are cumulative.

Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

•                  traditional or true sale securitisations, which involve the legal transfer of ownership of the underlying asset pool to a third party; and

•                  synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of own assets to an investor in third-party transactions and includes the provision of securitisation services and funding for clients, including clients wishing to access capital markets.

St.George Bank has in the past securitised its own assets and provided securitisation services and funding for clients.

The following description of Westpac’s securitisation activities incorporates the expansion of the business following the merger with St.George.

Securitisation of Westpac originated assets - Securitisation is a tool of funding, liquidity and capital management. Securitisation gives Westpac the ability to liquefy a pool of assets. Securitisation increases Westpac’s wholesale funding capacity. In some cases securitised assets are removed from Westpac’s calculation of risk weighted assets.

Both Westpac and St George have entered into on balance sheet securitisation transactions whereby loans originated by each of Westpac and St George respectfully are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These “self securitisations” do not change risk weighted assets.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through Waratah, the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues. Crusade is a St.George-sponsored securitisation conduit that holds investments in investment grade rated bonds.  Westpac and St.George provide facilities to Waratah and Crusade including liquidity, funding, underwriting, credit enhancement and derivative contracts.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	•	Asset originator	•	Swap provider
	•	Facility provider	•	Trust manager
	•	Servicer

Self Securitisation	•	Asset originator	•	Swap provider
	•	Facility provider	•	Trust manager
	•	Servicer	•	Note holder

Securitisation in the management of Westpac’s credit portfolio	• • •	Hedger - protection purchaser Investor - protection seller Investor - purchaser of securitisation exposures

Provision of securitisation services including funding and management of conduit vehicles	• • • •	Arranger Bond distributor Credit enhancement provider Funder	• • •	Liquidity facility provider Servicer Swap counterparty

Securitisation continued

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets achieves funding, liquidity and capital management objectives.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and programme fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets (including self-securitisation) - Westpac’s Treasury operation is responsible for securitisation activity in respect of funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s normal risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to and the impact of securitisation transactions are managed under the Market and Liquidity Risk Management framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the level of securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets (including self securitisation) - The interest rate and basis risks generated by Westpac’s provision of hedge arrangements to a Westpac Securitisation Trust are captured and managed in Westpac’s Asset and Liability Management framework. The liquidity risk generated by Westpac’s provision of liquidity and redraw facilities to Westpac Securitisation Trusts is captured and managed in accordance with Treasury’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s corporate and institutional credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation policy (see pages 43 and 44).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that govern the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to credit risk mitigation policy (see pages 43 and 44). Any interest rate or currency hedging is subject to counterparty credit risk management (see page 45) and market risk management (see pages 53 and 54) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures, except derivatives, is undertaken in accordance with APS 120 Securitisation. The approaches employed include the Standardised approach, the Ratings-Based Approach (RBA), where the regulator provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the Ratings-Based Approach. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is used where the Ratings-Based and Internal Assessment approaches are deemed inappropriate.

Securitisation of Westpac originated assets (including self securitisation) - The assets sold to a Westpac Securitisation Trust are excluded from Westpac’s calculation of risk-adjusted assets if the provisions of APS 120 are satisfied. For capital adequacy purposes the interest rate and basis swaps; currency swaps; servicing functions; and liquidity and redraw facilities all satisfy the relevant provisions of APS 120. Westpac applies the RBA and the SF when determining regulatory capital treatments for these securitisation exposures.

In the case of self securitisations, securitised assets are not removed from Westpac’s calculation of risk weighted assets. Facilities provided to self securitisation vehicles do not attract regulatory capital charges.

Securitisation continued

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS 120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of risk adjusted assets. They are replaced with the risk-weight of the applicable securitisation instrument, usually a credit default swap or underlying cash collateral. Westpac applies the Standardised approach, the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac applies the Standardised approach, the RBA and the IAA when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to conduit vehicles.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS 113 pending resolution of issues relating to the practical application of APS 120 to this exposure. The difference in regulatory capital calculations using APS 120 and APS 113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Fitch, Moody’s and Standard & Poor’s.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets (including self-securitisation) - The assets sold by Westpac to a Westpac Securitisation Trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

Exposure at Default by exposure type

This table shows Westpac’s credit risk exposure arising from its participation in the securitisation business(1).

30 September 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets	management	services	Securitisation	at Default
Liquidity facilities	71	—	3,968	472	4,511
Funding facilities	135	—	12,335	826	13,296
Underwriting facilities	—	—	—	—	—
Credit enhancements	—	—	244	—	244
Derivative transactions	7	—	—	194	201
Other	—	1,817	173	181	2,171
Total	213	1,817	16,720	1,673	20,423

31 March 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets	management	services	Securitisation	at Default
Liquidity facilities	71	—	5,273	275	5,619
Funding facilities	135	—	13,079	630	13,844
Underwriting facilities	—	—	—	—	—
Credit enhancements	—	—	294	3	297
Derivative transactions	12	—	—	247	259
Other	—	1,779	335	137	2,251
Total	218	1,779	18,981	1,292	22,270

30 September 2008	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets	management	services	Securitisation	at Default
Liquidity facilities	91	—	6,397	NA	6,488
Funding facilities	170	—	13,951	NA	14,121
Underwriting facilities	—	—	—	NA	—
Credit enhancements	—	—	413	NA	413
Derivative transactions	10	—	—	NA	10
Other	—	1,353	206	NA	1,559
Total	271	1,353	20,967	NA	22,591

(1)  Geographic, industry and maturity breakdowns for securitisation exposures have been provided in the credit risk exposures section of this report beginning on page 19.

Securitisation continued

Exposure at Default by risk weight band

This table shows credit risk exposure arising from participation in the securitisation business broken down by risk weight bands.

30 September 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure	Total Risk
$m	assets	management	services	Securitisation	at Default	Weighted Assets
Less than or equal to 10%	213	1,550	1,238	—	3,001	224
Greater than 10 - 20%	—	46	12,491	200	12,737	1,977
Greater than 20 - 30%	—	66	—	61	127	30
Greater than 30 - 50%	—	1	2,373	54	2,428	1,030
Greater than 50 - 75%	—	10	73	8	91	68
Greater than 75 - 100%	—	—	254	1,005	1,259	1,211
Greater than 100 - 250%	—	—	20	—	20	50
Greater than 250 - 425%	—	91	249	106	446	1,632
Greater than 425 - 650%	—	—	—	—	—	—
Other(1)	—	—	—	6	6	76
Deductions	—	53	22	233	308	—
Total	213	1,817	16,720	1,673	20,423	6,298

31 March 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure	Total Risk
$m	assets	management	services	Securitisation	at Default	Weighted Assets
Less than or equal to 10%	218	1,560	870	—	2,648	193
Greater than 10 - 20%	—	—	16,117	177	16,294	3,258
Greater than 20 - 30%	—	—	—	—	—	—
Greater than 30 - 50%	—	66	274	56	396	155
Greater than 50 - 75%	—	—	320	12	332	201
Greater than 75 - 100%	—	—	1,063	645	1,708	1,652
Greater than 100 - 250%	—	—	—	—	—	—
Greater than 250 - 425%	—	153	—	106	259	791
Greater than 425 - 650%	—	—	299	—	299	1,293
Other(1)	—	—	—	4	4	61
Deductions	—	—	38	292	330	NA
Total	218	1,779	18,981	1,292	22,270	7,604

30 September 2008	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure	Total Risk
$m	assets	management	services	Securitisation	at Default	Weighted Assets
Less than or equal to 10%	271	1,106	163	NA	1,540	111
Greater than 10 - 20%	—	31	18,427	NA	18,458	3,689
Greater than 20 - 30%	—	—	—	NA	—	—
Greater than 30 - 50%	—	—	183	NA	183	64
Greater than 50 - 75%	—	—	201	NA	201	121
Greater than 75 - 100%	—	66	1,579	NA	1,645	1,630
Greater than 100 - 250%	—	—	—	NA	—
Greater than 250 - 425%	—	150	—	NA	150	542
Greater than 425 - 650%	—	—	354	NA	354	1,527
Other(1)	—	—	—	NA	—	—
Deductions	—	—	60	NA	60	—
Total	271	1,353	20,967	NA	22,591	7,684

(1)  The balances relate to calls on notes at their optional call date. This is not in accordance with the requirements of APS 120 Attachment F, which requires no calls prior to at least 90% of the pool being amortised. For September 2009, the call was on Crusade Trust No. 1 of 2003, and for March 2009 it was Crusade Trust No. 1A of 2002.

Securitisation continued

Exposures deducted from capital

This table shows securitisation exposures required to be deducted from capital under APS120 by type of underlying asset.(1),(2)

	30 September	31 March	30 September
$m	2009	2009	2008
Residential mortgages	22	38	60
Credit cards	—	—	—
Auto & equipment finance	—	—	—
Business lending	—	—	—
Other	53	—	—
St.George	233	292	NA
Total	308	330	60

Securitisations subject to early amortisation treatment

There are no securitisations subject to early amortisation treatment.

New facilities provided to securitisation schemes

This table shows the notional amount of new facilities provided to securitisation schemes for the current period.

	For the 12 mth period ended
30 September 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets(3)	management	services	Securitisation(4),(5)	at Default
Liquidity facilities	202	—	23	—	225
Funding facilities	83	—	3,890	—	3,973
Underwriting facilities	—	—	—	—	—
Credit enhancements	—	—	—	—	—
Derivative transactions	29,778	—	—	3,767	33,545
Other	—	—	—	—	—
Total	30,063	—	3,913	3,767	37,743

	For the 6 mth period ended
31 March 2009	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets(3)	management	services	Securitisation(4),(5)	at Default
Liquidity facilities	182	—	7	—	189
Funding facilities	83	—	1,975	—	2,058
Underwriting facilities	—	—	—	—	—
Credit enhancements	—	—	—	—	—
Derivative transactions	17,520	—	—	—	17,520
Other	—	—	—	—	—
Total	17,785	—	1,982	—	19,767

	For the 12 mth period ended
30 September 2008	Westpac originated	Credit portfolio	Provision of	St.George	Total Exposure
$m	assets	management	services	Securitisation	at Default
Liquidity facilities	—	—	8	NA	8
Funding facilities	—	—	4,756	NA	4,756
Underwriting facilities	—	—	—	NA	—
Credit enhancements	—	—	—	NA	—
Derivative transactions	—	—	—	NA	—
Other	—	—	—	NA	—
Total	—	—	4,764	NA	4,764

(1)          Capital deductions for securitisation exposures are taken 50% from Tier 1 capital and 50% from Tier 2 capital.

(2)          Capital deductions in relation to capitalised start up, establishment and other securitisation costs that were included in this table in Westpac’s Pillar 3 reports at 31 March 2009 ($46m) and 30 September 2008 ($6m) have been removed from this disclosure. At 30 September 2009 the deduction for these costs was $39m, which forms part of the capital deduction for capitalised expenditure shown in the capital structure on page 9.

(3)          All new facilities provided to Westpac originated asset securitisation schemes for the current period relate to self securitisations.

(4)          All new facilities provided to St.George securitisation schemes for the current period relate to self securitisations.

(5)          St. George originated exposures and new facilities are reported from, and including, 18 November 2008.

Securitisation continued

Summary of assets securitised

This table shows outstanding securitisation exposures for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by The Westpac Group during the current period. All exposures relate to traditional securitisations.

Securitised assets are held in securitisation trusts. Trusts to which assets have been transferred in accordance with APS 120 do not form part of the Level 2 consolidated Group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS 112 and APS 113.

30 September 2009	Total outstanding		Impaired	Past due	Westpac
$m	Securitisation	Self Securitisation(1)	loans	assets	recognised losses
Residential mortgages	3,191	33,487	12	60	1
Credit cards	—	—	—	—	—
Auto & equipment finance	—	—	—	—	—
Business lending	—	—	—	—	—
Other	—	—	—	—	—
St.George(2)	11,519	11,316	4	26	—
Total	14,710	44,803	16	86	1

31 March 2009	Total outstanding		Impaired	Past due	Westpac
$m	Securitisation	Self Securitisation	loans	assets	recognised losses
Residential mortgages	3,789	23,817	8	79	—
Credit cards	—	—	—	—	—
Auto & equipment finance	—	—	—	—	—
Business lending	—	—	—	—	—
Other	—	—	—	—	—
St.George(2)	13,439	10,787	8	63	—
Total	17,228	34,604	16	142	—

30 September 2008	Total outstanding		Impaired	Past due	Westpac
$m	Securitisation	Self Securitisation	loans	assets	recognised losses
Residential mortgages	4,726	9,442	1	34	—
Credit cards	—	—	—	—	—
Auto & equipment finance	—	—	—	—	—
Business lending	—	—	—	—	—
Other	—	—	—	—	—
St.George	NA	NA	NA	NA	NA
Total	4,726	9,442	1	34	—

(1)          As at 30 September 2009, $4,391m was subject to sale and repurchase agreements with the RBA and $2,253m was subject to sale and repurchase agreements with the RBNZ.

(2)          St.George originated exposures and new facilities are reported from, and including, 18 November 2008.

Securitisation continued

Underlying exposures originated into securitisation schemes

This table shows assets transferred into securitisation schemes by underlying asset type for the current period.

30 September 2009	Amount securitised for the	Recognised gain or
$m	12 months ended(1)	loss on sale
Residential mortgages	31,448	—
Credit cards	—	—
Auto & equipment finance	—	—
Business lending	—	—
Other	—	—
St.George(2)	5,823	—
Total	37,271	—

31 March 2009	Amount securitised for the	Recognised gain or
$m	6 months ended(1)	loss on sale
Residential mortgages	17,713	—
Credit cards	—	—
Auto & equipment finance	—	—
Business lending	—	—
Other	—	—
St.George(2)	—	—
Total	17,713	—

30 September 2008	Amount securitised for the	Recognised gain or
$m	6 months ended(1)	loss on sale
Residential mortgages	1,427	—
Credit cards	—	—
Auto & equipment finance	—	—
Business lending	—	—
Other	—	—
St.George	NA	NA
Total	1,427	—

(1)          All exposures originated into securitisations for the current period relate to self securitisations.

(2)          St.George originated exposures, new facilities and gains or loss on sale are reported from, and including, 18 November 2008.

Market Risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the Standardised and the internal models approach, details of which are provided below. The market risk in St.George is included in risk metrics and analysis below for both internal and regulatory purposes on an additive basis from, and including, 18 November 2008.

Approach

Trading activities are controlled by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and controlling market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to market liquidity and concentration risks. All trades are marked-to-market daily, using independently sourced or reviewed rates. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Group Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding task, liquid asset portfolios and foreign exchange repatriations.

VaR limits

Market risks arising from trading activities are primarily measured using an historical simulation based VaR methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon at a 99% confidence level using a minimum of 1 year of historical rate data. The St.George VaR model is based upon a Monte Carlo approach using 2 years of time-weighted historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

The BRMC has approved an overall market risk VaR limit for trading activities. MARCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Group Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by MARCO.

Profit and loss notification framework

The BRMC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Structure and organisation

A separate independent Market Risk Management unit is responsible for the daily measurement and monitoring of market risk exposures. This unit performs daily stress and scenario tests on the trading portfolios to quantify the impact of extreme or unexpected movements in market factors. Stress and scenario tests include historical market movements, tests defined by one of the market risk committees or management and independent scenarios developed by Westpac’s economics department.

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by the Market Risk Management unit, which monitors market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity (including specific risk) risks. Similarly, model accreditation has been granted by APRA for St.George for the determination of regulatory capital for interest rate (general market) and foreign exchange risks. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk (specific issuer risk) is calculated using the Standardised approach for both Westpac and St.George.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

•             trading authorities and responsibilities are clearly delineated at all levels;

•             a structured system of limits and reporting of exposures;

•             all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

•             models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

Market Risk continued

•             duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

•             legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently review compliance with policies, procedures and limits.

Segregation of duties is a significant feature of Westpac’s internal controls. Separation of persons executing transactions from those responsible for processing contracts, confirming transactions, settling transactions, approving the accounting methodology or entries and performing revaluations minimises opportunities for fraud.

Market Risk regulatory capital and risk weighted assets

30 September 2009	Internal Model	Standardised	Total Capital	Risk Weighted
$m	Approach	Approach	Required	Assets
Westpac	310	223	533	6,659
St.George	7	7	14	179
Total	317	230	547	6,838

31 March 2009	Internal Model	Standardised	Total Capital	Risk Weighted
$m	Approach	Approach	Required	Assets
Westpac	311	314	625	7,813
St.George	9	6	15	190
Total	320	320	640	8,003

30 September 2008	Internal Model	Standardised	Total Capital	Risk Weighted
$m	Approach	Approach	Required	Assets
Westpac	234	291	525	6,559
St.George	NA	NA	NA	NA
Total	234	291	525	6,559

Market Risk continued

VaR by risk type(1)

30 September 2009	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	59.9	24.2	37.7	39.2
Foreign exchange risk	10.8	1.2	5.4	5.6
Equity risk	2.0	1.0	1.4	1.6
Commodity risk	6.4	1.0	3.6	1.1
Other market risks	26.0	17.7	21.4	18.2
Diversification benefit	NA	NA	(29.7)	(21.8)
Net market risk(2)	54.5	23.7	39.8	43.9

31 March 2009	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	52.4	17.3	31.3	32.6
Foreign exchange risk	16.0	2.6	7.9	8.5
Equity risk	4.5	1.0	2.3	1.2
Commodity risk	6.1	1.0	2.8	6.1
Other market risks	48.2	17.3	28.2	23.0
Diversification benefit	NA	NA	(31.3)	(32.9)
Net market risk(2)	56.5	28.2	41.2	38.5

30 September 2008	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	29.3	8.2	20.4	22.9
Foreign exchange risk	20.1	1.9	9.4	3.6
Equity risk	4.5	1.6	2.9	1.7
Commodity risk	4.1	1.2	2.5	2.1
Other market risks	30.2	7.8	17.8	18.7
Diversification benefit	NA	NA	(26.9)	(19.9)
Net market risk(2)	38.3	19.1	26.0	29.1

VaR by risk type for St.George only

30 September 2009	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	2.6	0.9	1.5	1.4
Foreign exchange risk	0.3	—	0.1	0.1
Diversification benefit	NA	NA	(0.1)	(0.1)
Net market risk(2)	2.6	0.9	1.5	1.4

31 March 2009	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	2.4	0.8	1.4	1.5
Foreign exchange risk	0.6	0.1	0.3	0.4
Diversification benefit	NA	NA	(0.2)	(0.2)
Net market risk(2)	2.6	0.8	1.5	1.7

(1)	VaR results presented here are for the Group and include St. George.
(2)

The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

Market Risk continued

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2009.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR). There were no outliers identified in back-test results for the 6 months ended 30 September 2009.

Operational Risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk.

Approach

Westpac has been accredited to use the Advanced Measurement approach (AMA) in accordance with APS 115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management framework.

Operational risk measurement and management

Westpac is extending its AMA to include St.George and aims to have it accredited by APRA to use AMA during 2010. Until accredited, regulatory capital for St.George is calculated using the Standardised approach in accordance with APS 114 Capital Adequacy: Standardised Approach to Operational Risk, and regulatory capital for the Westpac Banking Group is calculated as the sum of regulatory capital for the Westpac and St.George ADIs.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework:

•	facilitates the identification, management and measurement of operational risks to enable Westpac to achieve its objectives;

•	identifies operational risk and compliance incidents early in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

•	calculates and allocates operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Compliance - The framework defines principles, processes, controls and roles and responsibilities for meeting the Group’s obligations under the law based on the regulatory standards governing Westpac as a financial services group.

Data quality - The framework includes principles and processes for the integrity of operational risk data used to support management decision-making and calculate capital. The principles apply to the capture, transformation, storage, access, maintenance and reporting of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and management. Westpac Group Operational Risk and Compliance Committee (OPCO) monitors operational risk profiles and the effectiveness of operational risk management practices.

Incident management - The process of incident management involves identifying operational risk incidents, escalating them to appropriate levels of management, minimising any immediate impacts of the incidents, addressing the root causes and devising management actions to strengthen the control environment as required.

Key Risk Indicators (KRIs) - The framework defines requirements and processes for KRIs, which are quantitative indicators used by management to monitor the operational risk profile. KRIs assist the business to proactively understand their operational risk exposure and its relationship to the current business environment.

Operational risk capital - Operational risk regulatory and economic capital are calculated on a quarterly basis. Economic capital is used in performance measurement, planning and decision-making. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Risk and Control Assessments (RCAs) - RCA is a forward-looking management tool for measuring Westpac’s operational risk profile by identifying and assessing operational risks and the adequacy of controls, with management action planning to manage risks that are outside of risk appetite.

Scenario Analysis - Enterprise-wide extreme scenario analysis is used to assess the impacts of potential adverse events originating from the internal and external operational environment, assess the adequacy of controls and management preparedness, and formulate action plans as necessary.

Westpac ADI – AMA capital model overview

Westpac’s operational risk capital model includes both expected and unexpected losses arising from operational risk events. Westpac’s operational risk capital is based on three data sources:

•	Internal loss data - historical data on operational risk losses that have occurred at Westpac;

•	External loss data - historical data on operational risk losses that have occurred at other financial institutions; and

•	Risk and Control Assessment data and Scenario Analysis data.

Each of these data sources measures the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives.

Westpac’s AMA methodology is based on the Loss Distribution Approach. Capital is estimated by simulating distributions of operational risk losses for each data source. The final capital estimate is a weighted average of the capital calculated for each data source.

Operational Risk continued

Expected loss offsets and risk mitigation

No adjustments or deductions are made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2009	2009	2008
Westpac	1,230	1,067	1,091
St.George	508	478	NA
Total Capital Required	1,738	1,545	1,091
Risk Weighted Assets	21,725	19,319	13,641

Equity Risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section refer to exposures to equities in Westpac’s banking group, including exposures to equity in St.George Bank. Equity exposures in wealth management subsidiaries are outside the scope of this report.

Structure and organisation

The BRMC approves any changes to the portfolio and transactional limits for Westpac’s direct equity investments. The BRMC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use formal financial instruments to mitigate our exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities that have a quoted market price are carried at their fair value. Fair value is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. Where fair value is not determined based upon an actively traded market price, judgement is required to take into consideration the impact of liquidity, concentration, uncertainty of market factors, pricing assumptions and other risks affecting the specific instrument. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, or at fair value through profit and loss.

Other related matters

•                  For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

•                  Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

•                  A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRMC approved VaR limit for Financial Markets trading activities; and

•                  Investment exposures are risk graded and captured within Westpac credit systems.

Equity Risk continued

Book value of listed equity exposures by industry classification

	30 September	31 March	30 September
$m	2009	2009	2008
Business services	71	37	65
Property	—	—	—
Finance and insurance	220	225	192
Construction	—	—	—
Mining	—	—	—
Total	291	262	257

Book value of unlisted equity exposures by industry classification

	30 September	31 March	30 September
$m	2009	2009	2008
Business services	96	54	40
Property	118	122	4
Finance and insurance	58	36	5
Construction	—	—	—
Mining	9	18	22
Total	281	230	71

Gains/losses

	For the	For the	For the
	12 months ended	6 months ended	12 months ended
	30 September	31 March	30 September
$m	2009	2009	2008
Cumulative realised gains (losses)	(1)	—	3
Total unrealised gains (losses)(1)	(43)	(17)	6
Total latent revaluation gains (losses)(1)	(3)	(10)	(3)
Any amounts included in Tier 1/Tier 2 capital	(45)	(22)	—

Risk weighted assets

Except for the portion of individual equity exposures in excess of 0.15% of the capital base before deductions, which are treated as deductions from capital(2), book values of equity exposures are risk weighted using supervisory risk weights.

		30 September	31 March	30 September
$m	Risk weight	2009	2009	2008
Publicly traded (listed)	300%	390	327	320
Private equities (unlisted)	400%	941	718	284
Total		1,331	1,045	604

(1)	St.George gains and losses are reported from, and including, 18 November 2008
(2)	Excess equity exposures, including the discounted portion of any increases in value permitted to be included in capital, are deducted 50% from Tier 1 capital and 50% from Tier 2 capital.

Interest Rate Risk in the Banking Book

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, currency risk and funding and liquidity risk are inherent in these activities. Group Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework. In particular, the IRRBB contained within the St.George balance sheet is included in risk metrics and analysis for internal management purposes but excluded from regulatory capital calculations. St.George VaR results are included as an add-on for the period 18 November 2008 to 30 January 2009.  From February 2009 onwards the St.George VaR is included on a diversified basis in the overall Westpac Group internal VaR data.

Asset and liability management

ALM manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the direction of MARCO with oversight by the independent Market Risk Management unit.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon using a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. Both on and off-balance sheet instruments are then used to manage the interest rate risk.

NaR limit

The BRMC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, at a 99% level of confidence. This limit is monitored by Market Risk Management.

VaR limit

The BRMC has also approved an overall VaR limit for ALM. This limit is managed by the Group Treasurer and monitored by Market Risk Management. Additionally, Market Risk Management sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates fluctuate the Australian dollar equivalent of offshore earnings and capital is subject to change, which could introduce significant variability to Westpac’s reported financial results. MARCO determines the appropriateness of foreign exchange earnings volatility, associated limits and the derivatives used to hedge the variability. The identification and management of structural foreign exchange risk is reported to MARCO monthly.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are centralised in Sydney. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; non-traded VaR systems, which calculate Group Treasury VaR; and, the NII system, which calculates NaR.

Daily monitoring of current exposure and limit utilisation is conducted independently by Market Risk Management, which monitors market risk exposures against VaR, NaR and structural risk limits. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of MARCO and BRMC respectively to provide transparency of material market risks and issues.

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

IRRBB continued

Effect of sudden upward and downward movement in interest rates

30 September 2009	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(45.0)	49.2
NZD	(5.9)	5.4
USD	—	—
Total	(50.9)	54.6

31 March 2009	200bp parallel	200bp parallel
$m	increase	decrease
AUD	32.8	(28.9)
NZD	(43.9)	46.6
USD	—	—
Total	(11.1)	17.7

30 September 2008	200bp parallel	200bp parallel
$m	increase	decrease
AUD	22.0	(23.0)
NZD	1.1	(7.2)
USD	—	—
Total	23.1	(30.2)

VaR results for non-traded interest rate risk

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2009	2009	2008
High	20.8	16.9	9.8
Low	1.9	2.3	1.1
Average	10.3	7.1	3.8
Period end	6.0	9.9	3.1

Interest rate risk in the banking book regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2009	2009	2008
Total capital required	770	203	331
Risk Weighted Assets	9,624	2,538	4,135

Liquidity Risk

Liquidity risk is the risk that the bank will be unable to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses.

Approach

Group-wide liquidity management is the responsibility of the Group Treasurer under the oversight of the BRMC and MARCO. Westpac Group Treasury is also responsible for liquidity risk management for St.George Bank. Liquidity modelling is performed for the Westpac Banking Group, Westpac New Zealand and for St.George Bank.

Key aspects of the liquidity management strategy are:

Liquidity risk framework

The BRMC approves Westpac’s policies relating to liquidity risk management annually, including:

•                  modelling approach;

•                  scenarios covered;

•                  limit determination; and

•                  levels of liquid asset holdings.

Funding strategy

Group Treasury undertakes an annual review of the funding profile consistent with expected market conditions and the balance sheet growth of customer deposits and loans. The funding strategy is approved by BRMC annually.

To further strengthen the management of the Group’s funding base, a new measure, the Stable Funding Ratio (SFR), was adopted during the year which focuses on the composition and stability of the overall funding base. Stable funding consists of customer deposits and wholesale term funding with residual maturity greater than twelve months (including securitisation). At 30 September 2009, the stable funding ratio was 84% (70% as at 30 September 2008)(1).

Contingency planning

Group Treasury maintains a Crisis Management Action Plan that details the broad actions that should be taken by Westpac in the event of a ‘funding crisis’. The report is reviewed and approved by MARCO and is aligned with the Group’s broader situation management procedures.

Minimum liquid asset holdings

Westpac holds a portfolio of high quality liquid assets as a buffer against unforeseen funding requirements. The BRMC annually approves liquid asset limits for the key geographies and entities within the Group.

Westpac complies with local regulatory liquidity requirements in Westpac’s offshore operations. A global concession has been granted by the United Kingdom regulatory body (the Financial Services Authority), which effectively oversees Westpac’s United Kingdom operations under APRA supervision.

Liquidity reporting

Daily monitoring of the liquidity risk position is conducted by the Group’s Market Risk Management unit, which monitors compliance with crisis funding, normal funding and liquid asset holding limits. The daily liquidity risk reports are circulated to, and reviewed by, Local Liquidity Managers, Market Risk Managers, the Executive Director, Market Risk Management, Executive Director, Global Funding, Managing Director, Group Treasury, and other senior members of Group Treasury. Summary liquidity reports are submitted to MARCO and APRA monthly, and to BRMC quarterly.

(1)          SFR as at 30 September 2008 excludes St.George.

Appendix I

The following table references the quantitative disclosure requirements given by Attachment A of APS 330 to the quantitative disclosures made in this report.

APS 330 Attachment A reference		Westpac disclosure	Page

Table 1: Scope of application	(d)	Capital adequacy regulation of subsidiary entities	8

Table 2: Capital Structure	(b) to (d)	Capital structure	9

Table 3: Capital Adequacy	(b) to (f) (g)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	11 10 10

Table 4: Credit Risk - general disclosures	(b) (c) (d) (e) (f) (g) (h) (i)

Exposure at Default by major type

Exposure at Default by geography

Exposure at Default by industry classification

Exposure at Default by residual contractual maturity

Impaired and past due loans by industry classification

Impaired and past due loans by geography

Movement in provisions for impairment charges

Loan impairment provisions

Exposure at Default by measurement method

			19 24 21 25 27 28 29 18 20

Table 5: Credit Risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches	(b)	Portfolios subject to the standardised approach Property finance Project finance	30 31 32

Table 6: Credit Risk - disclosures for portfolios subject to IRB approaches	(d) (e) (f)

Corporate portfolio by external credit rating

Business lending portfolio by external credit rating

Sovereign portfolio by external credit rating

Bank portfolio by external credit rating

Residential mortgage portfolio by PD band

Australian credit cards portfolio by PD band

Other retail portfolio by PD band

Small business portfolio by PD band

Actual losses

Comparison of regulatory expected and actual loss rates

			33 34 35 36 37 38 39 40 41 42

Table 7: Credit Risk mitigation disclosures	(b) to (c)	Total exposures covered by collateral, credit derivatives and guarantees	44

Table 9: Securitisation disclosures	d) to (e) (f) (g) to (i) (h) (j)

Summary of assets securitised

Exposure at Default by exposure type

Exposure at Default by risk weight band

Securitisations subject to early amortisation treatment

Underlying exposures originated into securitisation schemes

New facilities provided to securitisation schemes

			51 48 49 50 52 50

Table 10: Market Risk – disclosures for ADIs using the standardised approach	(b)	Regulatory capital and risk weighted assets	54

Table 11: Market Risk – disclosures for ADIs using the internal models approach for trading portfolios	(d)	VaR by risk type for Westpac VaR by risk type for St.George	55 55

Table 13: Equities – disclosures for banking	(b) to (c) (b) to (c) (d) to (e) (f)	Book value of listed equity exposures by industry classification Book value of unlisted equity exposures by industry classification Gains/losses Risk weighted assets	60 60 60 60

Table 14: Interest Rate Risk in the Banking Book	(b)	Effect of sudden upward and downward movement in interest rates	62

Appendix II

Capital deduction for shortfall in provisions for regulatory expected loss

Regulatory expected losses are only calculated for certain eligible portfolios. Therefore provisions associated with ineligible portfolios are excluded from the calculation of the capital deduction for the shortfall in provisions for regulatory expected losses.

Tax treatment

APS 111 Capital Adequacy does not allow tax benefits associated with credit losses to be recognised for capital adequacy purposes until they are realised. Deferred tax assets associated with impairment provisions are therefore treated as deductions from capital.

The following table shows how this deduction is calculated.

•                  ‘Total provisions for impairment charges’ are those disclosed in the financial statements under A-IFRS;

•                  ‘General reserve for credit losses adjustment’ is the amount of general reserves for credit losses that Westpac reports for regulatory purposes under APS 220 Credit Quality in addition to provisions assessed in accordance with A-IFRS;

•                  ‘Ineligible provisions’ include all provisions associated with St.George portfolios, certain Westpac portfolios which are subject to the Basel standardised approach to credit risk and provisions relating to securitisation exposures; and

•                  ‘Deferred tax assets’ are the amount of deferred tax assets associated with impairment provisions deducted from capital through the shortfall in provisions for regulatory expected loss deduction.

•                  Values for regulatory expected losses and total eligible provisions do not include amounts partially written off. Between March 2009 and September 2009, partial write offs amounting to $387m were taken for exposures that have not yet been fully worked out.  In prior periods partial write off amounts were immaterial.

	30 September	31 March	30 September
$m	2009	2009	2008
Provisions associated with eligible portfolios
Total provisions for impairment charges	4,734	4,483	2,174
plus General reserve for credit losses adjustment	—	—	14
less ineligible provisions	(1,643)	(1,368)	(55)
less certain deferred tax assets	(619)	(560)	(640)
Total eligible provisions	2,472	2,555	1,493
Regulatory expected losses	3,231	3,331	2,253
Capital deduction for shortfall in provisions for regulatory expected loss	(759)	(776)	(760)

The capital deduction for the shortfall in provisions for regulatory expected losses is taken 50% from Tier 1 capital and 50% from Tier 2 capital.

Appendix III

The key features of Westpac’s qualifying Residual Tier 1 and Tier 2 capital instruments are summarised in this appendix.

Residual Tier 1 Capital Instruments

Trust Preferred Securities 2003 (TPS 2003)

Instrument	Trust Preferred Securities issued by Westpac Capital Trust III. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.

Face Value	USD 750 million

Listing	Not listed

Residual Tier 1 Classification	Innovative Residual Tier 1 Capital

Issue Date	13 August 2003

Distributions	Non-cumulative, subject to the satisfaction of certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	5.819% p.a. up to but excluding 30 September 2013; and US LIBOR + 2.05% p.a. from and including 30 September 2013.

Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 30 September 2013; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 31 December 2013.

Franked Distributions	No

Step-Up Date	30 September 2013

Distribution Rate after Step-Up Date	US LIBOR + 2.05% p.a. (including a one time step-up of 1%)

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2003 on or after 30 September 2013 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares

TPS 2003 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 30 September 2053, or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares	No

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Equity - Minority Interests

Trust Preferred Securities 2004 (TPS 2004)

Instrument	Trust Preferred Securities issued by Westpac Capital Trust IV. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.

Face Value	USD 525 million

Listing	Not listed

Residual Tier1 Classification	Innovative Residual Tier 1 Capital

Issue Date	5 April 2004

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	5.256% p.a. up to but excluding 31 March 2016; and US LIBOR + 1.7675% p.a. from and including 31 March 2016.

Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 31 March 2016; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 30 June 2016.

Franked Distributions	No

Step-Up Date	31 March 2016

Distribution Rate after Step-Up Date	US LIBOR + 1.7675% p.a. (including a one time step-up of 1%)

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2004 on or after 31 March 2016 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares

TPS 2004 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 31 March 2053 or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares

If not redeemed prior to 31 March 2054, holders of outstanding Westpac preference shares have the right to convert the Westpac preference shares into a variable number of Westpac ordinary shares (subject to a conversion discount) on 31 March 2054.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Appendix III

Trust Preferred Securities 2006 (TPS 2006)

Instrument

Preferred units in the Westpac TPS Trust.
The Westpac TPS Trust is a registered managed investment scheme. Westpac Funds Management Limited is the responsible entity of the Westpac TPS Trust and issuer of the Westpac TPS. The proceeds from the issue were invested in convertible notes issued by Westpac.

Face Value	AUD 763 million

Listing	Listed on ASX (WCTPA)

Residual Tier1 Classification	Innovative Residual Tier 1 Capital

Issue Date	21 June 2006

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	(90 day bank bill rate + 1.0% p.a.) x (1- tax rate) up to and including 30 June 2016; and (90 day bank bill rate + 2.0% p.a.) x (1- tax rate) from but excluding 30 June 2016.

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	30 June 2016

Distribution Rate after Step-Up Date	(90 day bank bill rate + 2.0% p.a.) x (1- tax rate), including a one time step-up of 1%.

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2006 on the step-up date or any distribution payment date thereafter or in certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares	TPS 2006 will automatically exchange into Westpac preference shares on 30 September 2055 or in certain specified circumstances.

Conversion into Ordinary Shares	Westpac may convert TPS 2006 into Westpac ordinary shares on the step-up date or any distribution payment date thereafter or in certain specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Equity - Minority Interests

Stapled Preferred Securities (SPS 2008)

Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.

Face Value	AUD 1,036 million

Listing	Listed on ASX (WBCPA)

Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital

Issue Date	30 July 2008

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rate	(90 day bank bill rate + 2.4% p.a.) x (1- tax rate)

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	None

Holder Redemption Rights	None

Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.

Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 26 September 2013 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Appendix III

Stapled Preferred Securities II (SPS II 2009)

Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.

Face Value	AUD 908 million

Listing	Listed on ASX (WBCPB)

Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital

Issue Date	31 March 2009

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rate	(90 day bank bill rate + 3.8% p.a.) x (1- tax rate)

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	None

Holder Redemption Rights	None

Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.

Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 30 September 2014 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Tier 2 Capital Instruments

Subordinated undated capital notes (Upper Tier 2 capital)

Issue date	Terms and conditions and main features

30 September 1986

These notes have no final maturity but may, subject to the approval of APRA and subject to certain other conditions, be redeemed at par at the option of Westpac. The rights of the noteholders and couponholders are subordinated to the claims of all creditors (including depositors) of Westpac other than those creditors whose claims against Westpac are expressed to rank equally with or after the claims of the noteholders and couponholders. Interest is cumulative and is payable on the notes semi-annually, subject to Westpac being solvent immediately after making the payment and having paid any dividend on any class of share capital of Westpac within the prior 12 month period. The notes pay a floating rate on interest at a margin of 15 basis points above 6 month US LIBOR.

Westpac subordinated notes (Lower Tier 2 capital)

Issue date	Terms and conditions and main features

25 August 2000	SGD 100 million subordinated notes due 2010. These notes pay a fixed rate coupon of 5.25%.

4 February 2005

AUD 600 million subordinated notes due 2015. $250 million of the notes pay a fixed rate coupon of 6% and the remaining $350 million pay a floating rate coupon. The notes can be redeemed on 4 February 2010, or any quarterly interest payment date thereafter. If the notes are not called on 4 February 2010, they will continue until maturity on a floating rate.

16 November 2005

AUD 625 million subordinated notes due 2015. $250 million of the notes pay a fixed rate coupon of 6% and the remaining $375 million pay a floating rate coupon. The notes can be redeemed on 16 November 2010, or any interest payment date thereafter. If the notes are not called on 16 November 2010, they will continue until maturity on a floating rate.

26 May 2005	EUR 350 million subordinated notes due 2015. The notes pay a floating rate coupon. They can be redeemed on 26 November 2010, or any quarterly interest payment date thereafter.

15 December 2005	USD 75 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5%.

17 February 2005	USD 150 million subordinated notes due 2015. The notes pay a floating rate coupon. They can be redeemed on 17 February 2010, or any quarterly interest payment date thereafter.

20 October 2006	USD 300 million subordinated notes due 2016. The notes pay a floating rate coupon. They can be redeemed on 20 October 2011 or any quarterly interest payment date thereafter.

24 January 2007

AUD 1,000 million subordinated notes due 2017. $250 million of the notes pay a fixed rate coupon of 6.50% and the remaining $750 million pay a floating rate coupon. The notes can be redeemed on 24 January 2012, or any quarterly interest payment date thereafter. If the notes are not called on 24 January 2012, they will continue until maturity on a floating rate.

25 May 2007

AUD 600 million subordinated notes due 2017. $150 million of the notes pay a fixed rate coupon of 6.75% and the remaining $450 million pay a floating rate coupon. The notes can be redeemed on 25 May 2012, or any quarterly interest payment date thereafter. If the notes are not called on 25 May 2012, they will continue until maturity on a floating rate.

Appendix III

27 July 2007	USD 250 million subordinated notes due 2017. The notes pay a floating rate coupon. They can be redeemed on 27 July 2012, or any quarterly interest payment date thereafter.

21 May 2003	USD 350 million subordinated notes due 2018. The notes pay a fixed rate coupon of 4.625%.

28 October 2002

GBP 200 million subordinated notes due 2018. The notes pay a fixed rate coupon of 5.875%. The notes can be redeemed on 29 April 2013, or any quarterly interest payment date thereafter. If the notes are not called on 29 April 2013, they will continue until maturity on a floating rate.

9 April 2008

AUD 160 million subordinated notes due 2018. $125 million of the notes pay a fixed rate coupon of 9.25% and the remaining $35 million pay a floating rate coupon. The notes can be redeemed on 9 April 2013, or any quarterly interest payment date thereafter. If the fixed rate notes are not called on 9 April 2013, they will continue until maturity on a floating rate.

9 April 2008	AUD 500 million subordinated notes due 2018. The notes pay a floating rate coupon. They can be redeemed on 9 April 2013 or any quarterly interest payment date thereafter.

St.George subordinated notes (Lower Tier 2 capital)

Issue date	Terms and conditions and main features

20 June 2007	AUD 200 million subordinated notes due 2017. The notes pay a floating rate coupon. The notes can be redeemed on 20 June 2012, or any quarterly interest payment date thereafter.

9 May 2008

AUD 625 million subordinated notes due 2018. The notes pay a fixed coupon of 10%. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter. If the notes are not called on 9 May 2013, they will continue until maturity on a floating rate.

9 May 2008	AUD 125 million subordinated notes due 2018. The notes pay a floating rate coupon. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter.

26 July 2006

AUD 225 million subordinated notes due 2016. The notes pay a fixed rate coupon of 6.5%. The notes can be redeemed on 26 July 2011, or any quarterly interest payment date thereafter. If the notes are not called on 26 July 2011, they will continue until maturity on a floating rate.

26 July 2006	AUD 75 million subordinated notes due 2016. The notes pay a floating rate coupon. The notes can be redeemed on 26 July 2011, or any quarterly interest payment date thereafter.

16 Oct 2003	USD 400 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5.3%.

18 Mar 2005	EUR 250 million subordinated notes due 2015. The notes pay a floating rate coupon. The notes can be redeemed on 18 March 2010, or any quarterly interest payment date thereafter.

23 April 2007

CAD 250 million subordinated notes due 2017.  The notes pay a fixed rate coupon of 4.65%. The notes can be redeemed on 23 April 2012, or any quarterly interest payment date thereafter. If the notes are not called on 23 April 2012, they will continue until maturity on a floating rate.

Appendix IV

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

1925 (Commercial) Pty Limited	The Mortgage Company Pty Limited
1925 (Industrial) Pty Limited	Victor Finance Pty Limited
1925 (Insurance Premium Funding) Pty Limited	Victor Funding Pty Limited
1925 (Properties) Pty Limited	W1 Investments Pty Limited
1925 House Pty Limited	Westpac Administration Pty Limited
A.C.N 001 231 027 Pty Limited	Westpac Americas Inc.
Aotearoa Financial Services Limited	Westpac Banking Corporation
Belliston Pty Limited	Westpac Capital - NZ - Limited
Bill Acceptance Corporation Limited	Westpac Capital Corporation (US)
BLE Capital Investments Pty Limited	Westpac Capital Holdings Inc.
BLE Capital Limited	Westpac Capital Trust III
BLE Development Pty Limited	Westpac Capital Trust IV
BLE Holdings Pty Limited	Westpac Debt Securities Pty Limited
Castlereagh Pacific Investments Pty Limited	Westpac Delta LLC
CBA Limited	Westpac Direct Equity Investments Pty Limited
Challenge Finance Pty Limited	Westpac Equipment Finance (No.1) Pty Limited
Challenge Funds Management Pty Limited	Westpac Equipment Finance Limited
Challenge Information Technology Pty Limited	Westpac Equity Investments NZ Limited
Challenge Limited	Westpac Finance (HK) Limited
Codrington Investments S.a.r.I	Westpac Finance Limited
Colmso Pty Limited	Westpac Financial Holdings Pty Limited
Colmtea Pty Limited	Westpac Financial Synergy Limited
Como Properties Pty Limited	Westpac Funding Holdings Pty Limited
Comserv (No 3011) Pty Limited	Westpac Group Investment NZ Limited
Enfield Downs Pty Limited	Westpac Group Investments Australia Pty Limited
Infrastructure Australia (No.3) Limited	Westpac Holdings - NZ - Limited
Infrastructure Australia (No.4) Limited	Westpac Investment Capital Corporation
Mayfair Australia Investments Limited	Westpac Investment Vehicle No.2 Pty Limited
Minami Investments Pty Limited	Westpac Investment Vehicle Pty Limited
Mortgage Management Limited	Westpac Investments UK Pty Limited
Oakjet Pty Limited	Westpac Lease Discounting - NZ - Limited
Packaging Properties 1 Pty Limited	Westpac Leasing Nominees Pty Limited
Packaging Properties 2 Pty Limited	Westpac Leasing Nominees Vic Pty Limited
Packaging Properties 3 Pty Limited	Westpac Leasing Pty Limited
Partnership Pacific Limited	Westpac Matching Gifts Limited
Partnership Pacific Securities Limited	Westpac New Zealand Group Limited
Pashley Investments Pty Limited	Westpac Operations Integrated Limited
RESI-Statewide Mortgage Corporation Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
Sallmoor Pty Limited	Westpac Overseas Holdings Pty Limited
Sarnia Pty Limited	Westpac Overseas Investments Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Properties Limited
Southern Cross Inc.	Westpac Properties Vic Limited
Tavarua Funding Trust III	Westpac Property Investments Pty Limited
Tavarua Funding Trust IV	Westpac Securities Inc.
TBNZ Capital Limited	Westpac Securitisation Holdings Pty Limited
TBNZ Developments Limited	Westpac Structured Products Limited
TBNZ Equity Limited	Westpac Unit Trust
TBNZ Investments (UK) Limited	Westpac USA Inc.
TBNZ Investments Limited	WestpacTrust Securities - NZ - Limited
TBNZ Limited	WFAL No. 1 Loan Trust
Teuton Pty Limited

Appendix IV

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	St. George Finance Limited
A.G.C. (Pacific) Limited	St. George Finance Services Limited
Advance Leasing Limited	St. George Financial Investments 1 Pty Ltd
AGRI Private Capital Management Limited	St. George Financial Investments New Zealand Limited
Altitude Administration Pty Limited	St. George Group Holdings Pty Limited
Altitude Rewards Pty Limited	St. George Management Services Pty Limited
Assirt Software Pty Limited	St. George Motor Finance Limited
Augusta (1962) Limited	St.George Procurement Management Pty Limited
Australian Loan Processing Security Company Pty Limited	St. George Security Holdings Pty Limited
Australian Loan Processing Security Trust	St. George Wealth Management Pty Limited
Autodirect Pty Limited	St. George Wel Pty Limited
BLE Capital (NZ) Limited	Tasman Funding No. 1 Limited
Brenmar Holdings Pty Limited	Tasman Funding No. 2 Limited
BT (Queensland) Pty Limited	Tasman LLC
BT Australia Corporate Services Pty Limited	Tasman Pacific Investments Pty Limited
BT Australia Pty Limited	The Exchange Plaza Trust
BT Finance Pty Limited	The Home Mortgage Company Limited
BT Financial Group (NZ) Limited	The Swan Trust
BT Financial Group Pty Limited	The Warehouse Financial Services Limited
BT Nominees Pty Limited	Value Nominees Pty Limited
BT Securities Limited	Votraint No.1182 Pty Limited
Buchelin Pty Limited	VS&L Insurance Agency Pty Limited
Canberra Advance Property Limited	VS&L Services Pty Limited
Chifley Services Pty Limited	Westpac (NZ) Investments Limited
Danaby Pty Limited	Westpac Altitude Rewards Trust
Developmental Learning Centres Pty Limited	Westpac Asian Lending Pty Limited
Dragon Investment Services Limited	Westpac Asset Services Pty Limited
Dysty Pty Limited	Westpac Bank of Tonga
G.C.L. Investments Pty Limited	Westpac Bank PNG Limited
General Credits Holdings Pty Limited	Westpac Bank Samoa Limited
General Credits Pty Limited	Westpac Equity Holdings Pty Limited
Halcyon Securities Limited	Westpac Europe Limited
Hastings Group Pty Limited	Westpac Financial Consultants Limited
Hastings Management Pty Limited	Westpac Financial Services Group Limited
Hickory Trust	Westpac Financial Services Group - NZ Limited
Infrastructure Australia (No.1) Limited	Westpac Funds Management Administration Pty Limited
Jacaranda Trust	Westpac Information Technology Services Pty Limited
Nationwide Management Pty Limited	Westpac Investment Vehicle No. 3 Pty Limited
Net Nominees Limited	Westpac Investment Vehicle No. 4 Pty Limited
PersonalDirect Limited	Westpac NZ Funding Limited
PF No. 2	Westpac New Zealand Limited
Qvalent Pty Limited	Westpac (NZ) Investments Limited
RAMS Financial Group Pty Limited	Westpac NZ Operations Limited
RMS Warehouse Trust 2007-1	Westpac NZ Securitisation Holdings Limited
Series 2008 - 1M WST Trust	Westpac NZ Securitisation Limited
St. George (Note Issuing Vehicle Only) Pty Limited	Westpac Pacific Limited Partnership
St. George Bank Employee Share Trust	Westpac Private Equity Pty Limited
St. George Bank Limited	Westpac Resources and Infrastructure Pty Limited
St. George Business Finance Pty Limited	Westpac Securities Limited
St. George Commercial Credit Corporation Limited	Westpac Securities NZ Limited
St.George Crusade Investment Pty Limited	Westpac Singapore Limited
St. George Custodial Pty Limited	Westpac Syndications Management Pty Limited
St. George Dragon Investments Pty Ltd	Westpac TPS Trust
St.George Equity Finance Limited	Westpac Training Services Pty Limited
St. George Finance Holdings Limited	Wollemi Trust 2005 -1

Appendix IV

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

A.F.G. Insurances Limited	Gemini Trust
Advance Asset Management Limited	Hargrave Investments Pty Limited
Armour Securitisation Pty Limited	Hastings Advisers LLC
Ascalon Funds Seed Pool Trust	Hastings Forestry Investments Limited
Asgard Capital Management Limited	Hastings Forests Australia Pty Limited
Asgard Wealth Solutions Limited	Hastings Funds Management (UK) Limited
Athena Finance Pty Limited	Hastings Funds Management (USA) Inc
Australian Infrastructure Fund International 1 Pty Limited	Hastings Funds Management Limited
Beech Trust	Hastings Private Equity Fund IIA Pty Limited
BT Finance & Investments Pty Limited	Hastings Private Equity Fund IIB Pty Limited
BT Funds Management (NZ) Limited	Hitton Pty Limited
BT Funds Management Limited	HLT Custodian Trust
BT Funds Management No. 2 Limited	Magnitude Group Pty Ltd
BT Investment Management (RE) Limited	MIF Custodian Trust
BT Investment Management Limited	Oniston Pty Limited
BT Investment Management No. 2 Limited	Orion Trust
BT Investment Management No. 3 Limited	Pact Accountants Investment Group Pty Limited
BT Life Limited	Phoenix Trust
BT Portfolio Services Limited	Real Estate Investment Trust B
Castlereagh Trust	Secure Australian Facilities Environment Partnership Pty Limited
Crusade ABS Series 2008-1	Securitor Financial Group Limited
Crusade ABS Series 2008-2	Series 2002 - 1G WST Trust
Crusade CP Management Pty. Limited	Series 2005 - 1G WST Trust
Crusade CP No. 1 Pty Limited	Series 2007 - 1G WST Trust
Crusade CP Trust No. 41	St George Insurance Australia Pty Ltd
Crusade CP Trust No. 43	St George New Zealand Limited
Crusade CP Trust No. 44	St.George Life Limited
Crusade CP Trust No. 48	Sydney Capital Corp Inc
Crusade CP Trust No. 49	TIF International 1 Pty Limited
Crusade CP Trust No. 50	Waratah Receivables Corp (NZ) Limited
Crusade CP Trust No. 52	Waratah Receivables Corp Pty Limited
Crusade CP Trust No. 53	Waratah Securities Australia Limited
Crusade CP Trust No. 54	Westpac Cook Cove Trust I
Crusade CP Trust No. 55	Westpac Cook Cove Trust II
Crusade CP Trust No. 56	Westpac Custodian Nominees Limited
Crusade CP Trust No. 57	Westpac Equity Pty Limited
Crusade CP Trust No. 58	Westpac Financial Services Limited
Crusade CP Trust No. 60	Westpac Funds Financing HoldCo Pty Limited
Crusade Euro Trust 1E of 2004	Westpac Funds Financing Pty Limited
Crusade Euro Trust 1E of 2006	Westpac Funds Management Limited
Crusade Euro Trust 1E of 2007	Westpac General Insurance Limited
Crusade Global Trust 1 of 2003	Westpac General Insurance Services Limited
Crusade Global Trust 1 of 2004	Westpac Lenders Mortgage Insurance Limited
Crusade Global Trust 1 of 2005	Westpac Life Insurance Services Limited
Crusade Global Trust 1 of 2006	Westpac Life NZ Limited
Crusade Global Trust 1 of 2007	Westpac Nominees NZ Limited
Crusade Global Trust 2 of 2003	Westpac Real Estate Investment Trust I
Crusade Global Trust 2 of 2004	Westpac Real Estate Investment Trust II
Crusade Global Trust 2 of 2005	Westpac Residential Property Trust
Crusade Global Trust 2 of 2006	Westpac Securities Administration Limited
Crusade Management Limited	Westpac Securitisation Management Pty Limited
Crusade Trust 1A Of 2005	Westpac Superannuation Nominees NZ Limited
Crusade Trust 2P of 2008	WST Funding Trust New Zealand
FAI No.2 Trust	WST Funding Trust New Zealand — NZ Branch
First Residential Property Trust

Glossary

Term	Description
Actual losses	Represent write-offs direct and write-offs from provisions after adjusting for recoveries.

Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.

Australian and New Zealand Standard Industrial Classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.

Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.

Default	A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

• the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

•      the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default rules refers to the rules governing the circumstances when capital can be reduced because a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default.

Exposure at default (EAD)

EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default. To calculate EAD, historical data is analysed to determine what proportion of undrawn commitments are ultimately utilized by customers who end up in default. The proportion of undrawn commitments ultimately utilized is termed the Credit Conversion Factor (CCF). EAD thus consists of initial outstanding balances, plus the CCF multiplied by undrawn commitments. For transaction-managed accounts, the CCF is currently conservatively set at 100%. For program-managed accounts, the CCF varies depending upon historical experience.

Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.

External Credit Assessment Institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

Facilities 90 days or more past due date but well secured

Includes facilities where:

•      contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

•      an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

•      the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Impaired assets

Includes exposures that have deteriorated to the point where Westpac assesses that full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•      facilities 90 days or more past due, and not well secured - exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

•      non-accrual assets — exposures with individually assessed impairment provisions held against them, excluding restructured loans;

•      restructured assets — exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

•      other assets acquired through security enforcement (includes other real estate owned) — includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

•      any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)

The majority of Westpac’s balance sheet is accrual accounted (i.e. non-traded), referred to as the banking book. Cash flow mismatches exist within the banking book due to structural reasons (e.g. shareholder capital and low/non-interest bearing deposits) and risk positioning. The net interest income at risk that results from the banking book cash flow mismatches is hedged by Group Treasury under MARCO delegation and within Board approved limits. The economic value (present value) of the banking book is also exposed to a change in interest rates. Although the banking book is accrual accounted and economic value changes do not flow instantly to the profit and loss, if the balance sheet is severely stressed at a time of adverse interest rate market changes, any economic value losses may be forced to the profit and loss, therefore eroding part of the bank’s capital base. APRA is defining IRRBB as the capital required to protect from such a scenario.

Glossary

Internal assessment approach (IAA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach.

Internal Ratings-Based Approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters.

International Financial Reporting Standards (IFRS)	A set of international reporting standards and interpretations issued by the International Accounting Standards Board, which have been adopted by Westpac.

London Inter-Bank Offered Rate (LIBOR)	The rate of interest at which banks borrow funds from each other, in marketable size, in the London inter-bank market and forms a widely used reference rate for short term interest rates.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.

Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.

Net interest income at risk (NaR)	BRMC-approved limit expressed as a deviation from benchmark hedge level over a 1-year time frame, at a 99% confidence level.

Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).

Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

Ratings-Based Approach (RBA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

•      for non-defaulted exposures, the product of PD, LGD and EAD; and

•      for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for Standardised portfolios and is based on mandated risk-weights for Specialised Lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category and amounts included in these categories are multiplied by a risk weighting. The resulting weighted values are added together to arrive at total risk weighted assets.

Stress testing	Testing of the impact of extreme market movements on the value of a portfolio.

Substitution Approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 1 capital	Comprises the capital elements which fully satisfy all of APRA’s essential criteria. The key components of the gross Tier 1 capital are shareholders’ funds and hybrid equity.

Tier 2 capital	Includes other elements, which to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Group Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Disclosure Regarding Forward-looking Statements

This report contains statements that constitute “forward-looking statements” or statements about “future matters” within the meaning of section 728(2) of the Corporations Act 2001 and/or “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements include statements regarding our intent, belief or current expectations with respect to Westpac’s business and operations, market conditions, results of operations and financial condition, capital adequacy, specific provisions and risk management practices. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the section entitled “Principal risks and uncertainties” in Westpac’s Interim Financial Report for the six months ended 31 March 2009 and in the sections entitled “Competition” and “Risk factors” in Westpac’s most recent Annual Report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.